Exhibit 10.1

Execution Copy

STOCK PURCHASE AGREEMENT

between

FTW Holdings, Inc.,

the shareholders of FTW Holdings, Inc.,

Fort Wayne Plastics, Inc.,

and

Continental Commercial Products, LLC.

Dated as of January 24, 2014

PAGE

I	CERTAIN INTERPRETIVE MATTERS		1

	1.1	Certain Interpretive Matters	1

II	CLOSING; POST CLOSING ADJUSTMENT		1

	2.1	Purchase of Shares	1
	2.2	Closing	2
	2.3	Estimated Transaction Consideration	2
	2.4	Closing Payments	2
	2.5	Post Closing Adjustment	3
	2.6	Allocation of the Transaction Consideration	4
	2.7	Proceedings	4

III	REPRESENTATIONS AND WARRANTIES OF THE COMPANIES AND SHAREHOLDERS		5

	3.1	Existence and Qualification	5
	3.2	Authorization; Enforceability	5
	3.3	Non Contravention; Consents; Restrictive Documents	5
	3.4	Capitalization	6
	3.5	Financial Statements; Companies' Books	6
	3.6	No Undisclosed Liabilities	7
	3.7	Interested Transactions	7
	3.8	Tax Matters	8
	3.9	Absence of Certain Changes	9
	3.10	Contracts	11
	3.11	Insurance Coverage	13
	3.12	Litigation	13
	3.13	Compliance with Laws; Permits	14
	3.14	Properties; Sufficiency of Assets	14
	3.15	Accounts Receivable; Accounts Payable	15
	3.16	Inventories	15
	3.17	Intellectual Property	16
	3.18	Environmental Matters	17
	3.19	Plans and Material Documents	18
	3.20	Interests in Counterparties and Others	19
	3.21	Relationships; Employee Compensation	20
	3.22	Other Employment Matters	20
	3.23	Workers’ Compensation/OSHA	21
	3.24	No Indebtedness	22
	3.25	Customers and Suppliers	22
	3.26	Warranties	22
	3.27	Securities Laws Compliance	22
	3.28	Absence of Certain Business Practices	22
	3.29	Products; Product Liability	23
	3.30	Finders’ Fees	23
	3.31	Full Disclosure	23

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IV	REPRESENTATIONS AND WARRANTIES OF EACH SHAREHOLDER		23

	4.1	Organization	24
	4.2	Authorization; Enforceability	24
	4.3	Non Contravention	24
	4.4	Litigation	24
	4.5	Finders’ Fees	24

V	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		24

	5.1	Organization	24
	5.2	Authorization; Enforceability	25
	5.3	Non Contravention	25
	5.4	Finders’ Fees	25

VI	CERTAIN COVENANTS		25

	6.1	No Indebtedness or Liens	25
	6.2	Termination of Shareholder Agreements and Similar Arrangements	25
	6.3	[Intentionally Omitted.]	25
	6.4	Further Assurances	26
	6.5	Conduct of Business of the Companies	26
	6.6	Exclusive Dealing	26
	6.7	Review of the Companies	26
	6.8	Reasonable Efforts	27

VII	TAX MATTERS		27

	7.1	Preparation of Tax Returns; Control of Audits; Tax Refunds	27
	7.2	Tax Claims	30
	7.3	Transfer Taxes	31
	7.4	Certain Definitions	31
	7.5	Liability for Taxes	31

VIII	CONDITIONS TO CLOSING		31

	8.1	Conditions to Obligations of the Purchaser at the Closing	31
	8.2	Conditions to Obligations of the Shareholders at the Closing	33

IX	SURVIVAL; INDEMNIFICATION		34

	9.1	Survival	34
	9.2	Indemnification by Shareholders	35
	9.3	Indemnification by Purchaser	37
	9.4	Indemnification Procedures	37
	9.5	Miscellaneous Indemnification Provisions	39

X	MISCELLANEOUS		40

	10.1	Termination	40
	10.2	Notices	41
	10.3	Amendments; Waivers	41

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10.4	Expenses	41
10.5	Successors and Assigns	41
10.6	Shareholders’ Representative	41
10.7	Third Party Beneficiaries	42
10.8	Release	43
10.9	Governing Law; Consent to Jurisdiction	43
10.10	WAIVER OF JURY TRIAL	43
10.11	Counterparts	44
10.12	Headings	44
10.13	Entire Agreement	44
10.14	Confidentiality	44
10.15	Severability	44
10.16	Press Release and Announcements	45

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of January  24, 2014 by and among Continental Commercial Products, LLC, a Delaware limited liability company (the “Purchaser”), the shareholders of FTW Holdings, Inc., a Delaware corporation (“FTW Holdings”) listed on Annex II who have executed this Agreement (including by execution of a Joinder) (the “Shareholders”), and Fort Wayne Plastics, Inc., an Indiana corporation (“FWP” and together with FTW Holdings, the “Companies”).  The Purchaser, the Companies and the Shareholders will collectively be referred to as the “Parties.”

A.            Certain capitalized terms used but not defined elsewhere in the text of this Agreement are defined in Annex I.

B.            The Shareholders own all of the issued and outstanding capital stock of FTW Holdings (the “Shares”) and FTW Holdings owns all of the issued and outstanding capital stock of FWP.

C.             On the terms and subject to the conditions contained in this Agreement, the Shareholders desire to sell all of their Shares to the Purchaser and to receive in exchange therefore the Transaction Consideration (as set forth and subject to adjustment as provided in this Agreement).

Now therefore, the Parties agree as follows:

I  CERTAIN INTERPRETIVE MATTERS.

1.1              Certain Interpretive Matters.  Unless the context requires otherwise, (a) the terms “including” and “includes” mean “including or includes without limitation,” (b) reference to, and the definition of, any document shall be deemed a reference to such document as it may be amended, supplemented, revised, or modified, in writing, from time to time but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement, (c) reference to any Law shall be construed as a reference to such Law as re‑enacted, redesignated, amended or extended from time to time prior to the date hereof, and (d) each of the Schedules and the disclosures therein will apply and consist of disclosures only to the corresponding section or subsection of this Agreement unless a cross reference is specifically set forth in such Schedule.  All references to the “knowledge of the Companies” or to words of similar import will be deemed to be references to the actual knowledge of the Knowledge Persons, and such knowledge that would reasonably be expected to be known by such Knowledge Persons in the ordinary and usual course of the performance of their professional responsibility, in each case after due inquiry.

II  CLOSING; POST‑CLOSING ADJUSTMENT.

2.1                Purchase of Shares.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Shareholders shall sell to the Purchaser, and the Purchaser shall purchase from such Shareholders, all of such Shareholders’ right, title and interest in and to all of the Shares owned by such Shareholders, free and clear of all Liens (other than the Liens to be released as a result of the Closing Indebtedness Payments).  In exchange for the Shares, the Purchaser shall pay to the Shareholders (or pursuant to their direction) the Transaction Consideration as provided in this Agreement.  The Transaction Consideration will be allocated among the Shareholders pursuant to Schedule 2.1.

2.2                Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place by electronic communication, on the first Business Day following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Article VIII, or on such other date and at such other place agreed to by the Purchaser and the Shareholders' Representative, and shall be effective as of 12:01 a.m. on such date (the date on which the Closing occurs is referred to in this Agreement as the “Closing Date”), with original documents being exchanged promptly after the Closing.

2.3                Estimated Transaction Consideration.  One (1) Business Day prior to the Closing, the Shareholders shall have caused the Companies to deliver to the Purchaser a certificate signed by the Chief Financial Officer of FWP and reasonably agreed upon by the Purchaser setting forth a good faith estimate of the amount of the Closing Cash, Closing Indebtedness, the Closing Working Capital and the Working Capital Adjustment (the “Closing Certificate”).  As used herein, “Estimated Closing Cash”, “Estimated Closing Indebtedness”, “Estimated Closing Working Capital” and “Estimated Working Capital Adjustment” mean the estimates of the Closing Cash, Closing Indebtedness, the Closing Working Capital and the Working Capital Adjustment, respectively, set forth in the Closing Certificate.  The Estimated Working Capital Adjustment will be a good faith estimate of the Closing Working Capital plus or minus the Working Capital Target.  As used herein, “Estimated Transaction Consideration” means an amount equal to the Transaction Consideration, assuming for purposes of such calculation that Closing Cash is equal to Estimated Closing Cash, Closing Indebtedness is equal to the Estimated Closing Indebtedness, the Closing Working Capital is equal to the Estimated Closing Working Capital and the Estimated Working Capital Adjustment will be the final Working Capital Adjustment.  The Closing Certificate shall (i) be prepared in accordance with Schedule 2.3, and, except as set forth on Schedule 2.3, in accordance with GAAP and, except where inconsistent with GAAP or as set forth on Schedule 2.3, shall use the same accounting principles and practices the Companies have historically used, (ii) be derived from the books and records (including the general ledgers) of the Companies, and (iii) accurately reflect such books and records (including the general ledgers).

2.4                Closing Payments.  At the Closing, the Purchaser shall pay the Estimated Transaction Consideration as follows (the “Closing Payments”):

(a)            the Escrow Amount deposited by wire transfer of immediately available funds into the Escrow Account established pursuant to the terms of the Escrow Agreement;

(b)            the aggregate dollar amount to satisfy any Indebtedness to be paid at the Closing (the “Closing Indebtedness Payments”) to the applicable lenders identified in, and in accordance with, the pay‑off letters (the “Pay‑Off Letters”) provided to the Purchaser prior to the Closing, which Pay‑Off Letters shall be in a commercially reasonable form satisfactory to the Purchaser and indicate that such lenders have agreed to release immediately all Liens relating to the properties and assets of the Companies upon receipt of the amounts indicated in such Pay‑Off Letters (other than any such Liens which relate to Indebtedness which shall not be paid at the Closing, which shall be Permitted Liens set forth on Schedule 6.1), provided that the Companies may use available cash to pay such Closing Indebtedness Payments on or prior to Closing in lieu of payment from the Estimated Transaction Consideration;

(c)            the aggregate dollar amount to satisfy any Selling Expenses that remain unpaid at Closing to the Persons entitled thereto in accordance with invoices or other relevant documentation from such Persons provided to the Purchaser prior to the Closing, provided that the Companies may use available cash to pay such Selling Expenses on or prior to Closing in lieu of payment from the Estimated Transaction Consideration; and

(d)           the balance to the Shareholders in cash by wire transfer of immediately available funds to  accounts designated in writing to the Purchaser by the Shareholders’ Representative prior to the Closing, payable in accordance with the Certificate of Incorporation of FTW Holdings as follows:  (A) first, to the holders of FTW Holdings’ Class A Common Stock according to their pro rata percentages as set forth on Schedule 2.1 until each such holder has received $1,330 per share (if there are insufficient funds to pay the holders of the Class A Common Stock $1,330 per share, then the payment shall be allocated among the holders of the Class A Common Stock on a pro rata basis), (B) second, to the holders of the FTW Holdings’ Class B Common Stock according to their pro rata percentages as set forth on Schedule 3.4.1 until each such holder has received $10 per share (if there are insufficient funds to pay the holders of the Class B Common Stock $10 per share, then the payment shall be allocated among the holders of the Class B Common Stock on a pro rata basis), and (C) the balance shall be paid to the holders of the Class A Common Stock and Class B Common Stock on a pro rata basis in accordance with the percentages set forth on Schedule 2.1.

2.5                Post‑Closing Adjustment.

2.5.1            Adjustment Statement Preparation.  Within forty‑five (45) days after the Closing Date, the Purchaser shall prepare and deliver to the Shareholders’ Representative an adjustment statement setting forth the amount of the Closing Cash, Closing Indebtedness and the Closing Working Capital as of the Closing and, based on the Closing Cash, Closing Indebtedness and the Closing Working Capital as derived therefrom, the Purchaser’s written calculation of the Transaction Consideration, and the adjustment necessary to reconcile the Estimated Transaction Consideration to the Transaction Consideration (the “Preliminary Adjustment Statement”).  The Preliminary Adjustment Statement shall be prepared as of 12:01 a.m. on the Closing Date, and in accordance with the definitions of Closing Cash, Closing Indebtedness and Closing Working Capital.  For purposes of complying with the terms set forth in this Section 2.5, each Party shall cooperate with and make available to the other Parties, their respective representatives, and the Accounting Referee, all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Preliminary Adjustment Statement and the resolution of any disputes thereunder.

2.5.2            Adjustment Statement Review.  If the Shareholders’ Representative believes that the Preliminary Adjustment Statement is inaccurate or was not properly prepared in accordance with Section 2.5.1, the Shareholders’ Representative shall so notify the Purchaser no later than fifteen (15) days after the Shareholders’ Representative’s receipt thereof, setting forth in such notice its objections to the Preliminary Adjustment Statement with particularity and the specific changes which the Shareholders’ Representative claims are required to be made in order to conform the Preliminary Adjustment Statement to the terms of Section 2.5.1.

2.5.3            Adjustment Statement Dispute Resolution.  If the Shareholders’ Representative timely notifies the Purchaser of an objection by the Shareholders’ Representative to the Preliminary Adjustment Statement in accordance with Section 2.5.2, and if the Shareholders’ Representative and the Purchaser are unable to resolve such dispute through good faith negotiations within fifteen (15) days after the Shareholders’ Representative’s delivery of such notice of objection, then the Shareholders’ Representative and the Purchaser shall mutually engage and submit such dispute to, and the same shall be finally resolved in accordance with the provisions of this Agreement by the Chicago office of BDO Seidman or, if such firm declines the representation, a nationally recognized accounting firm mutually agreed on by the Shareholders’ Representative and the Purchaser (the accounting firm ultimately chosen, the “Accounting Referee”).  The Accounting Referee shall determine and report in writing to the Shareholders’ Representative and the Purchaser as to the resolution of all disputed matters and the effect of such determinations on the Preliminary Adjustment Statement within thirty (30) days after such submission or such longer period as the Accounting Referee may reasonably require, and such determinations shall be final, binding and conclusive on the Parties and upon which a judgment may be entered by a court of competent jurisdiction.  The fees and disbursements of the Accounting Referee shall be borne fifty percent (50%) by the Shareholders and fifty percent (50%) by Buyer.

2.5.4            Final Adjustment Statement.  The Preliminary Adjustment Statement shall become the “Final Adjustment Statement” and as such shall become final, binding and conclusive on the Parties for all purposes of this Agreement and upon which a judgment may be entered by a court of competent jurisdiction, upon the earliest to occur of the following:

(a)            the mutual acceptance by the Shareholders’ Representative and the Purchaser of the Preliminary Adjustment Statement, with such changes thereto, if any, as may be proposed by the Shareholders’ Representative and consented to by the Purchaser;

(b)            the expiration of fifteen (15) days after the Shareholders’ Representative receipt of the Preliminary Adjustment Statement, without timely written objection by the Shareholders’ Representative in accordance with Section 2.5.2; or

(c)            the delivery to the Shareholders’ Representative and the Purchaser by the Accounting Referee of the report of its determination of all disputed matters submitted to the Accounting Referee pursuant to Section 2.5.3.

2.5.5            Adjustment of Transaction Consideration.  If the Transaction Consideration, as finally determined in accordance with this Section 2.5, is greater than the Estimated Transaction Consideration, the Purchaser shall pay the amount of such difference to the Shareholders in cash, by wire transfer of immediately available funds to accounts designated in writing to the Purchaser by the Shareholders’ Representative.  If the Transaction Consideration, as finally determined in accordance with this Section 2.5, is less than the Estimated Transaction Consideration, up to $300,000 of such amount shall be paid from the Escrow Account, and the Shareholders shall pay any balance, to the Purchaser in cash, by wire transfer of immediately available funds to an account designated in writing to Escrow Agent by the Purchaser.  For the avoidance of doubt, the final Working Capital Adjustment shall take into account the Estimated Working Capital Adjustment.  Any such amount shall be due and payable no later than three Business Days after the Preliminary Adjustment Statement becomes the Final Adjustment Statement.  For tax purposes, any payment by the Purchaser or the Escrow Agent (on behalf of the Shareholders) under this Section 2.5 shall be treated as an adjustment to the Transaction Consideration.

2.6               Allocation of the Transaction Consideration.  The payment by the Purchaser of the Transaction Consideration (including any additional amount required pursuant to Section 2.5) into one or more accounts designated by the Shareholders’ Representative shall constitute payment by the Purchaser to the Shareholders and satisfaction of the Purchaser’s obligation to pay such amount hereunder.

2.7                Proceedings.  Except as otherwise specifically provided for herein, all proceedings that will be taken and all documents that will be executed and delivered by the Parties on the Closing Date will be deemed to have been taken and executed simultaneously, and no proceedings will be deemed taken nor any document executed and delivered until all such proceedings have been taken, and all such documents have been executed and delivered.

III  REPRESENTATIONS AND WARRANTIES
OF THE COMPANIES AND SHAREHOLDERS

The Companies and Shareholders, jointly and severally, represent and warrant to the Purchaser as follows:

3.1                Existence and Qualification.  FTW Holdings is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.  FWP is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Indiana.  The Companies do not have Subsidiaries except that FWP is a wholly owned Subsidiary of FTW Holdings.  Each Company has the requisite corporate power and authority and all Permits required to carry on the Business as presently conducted.  Except as disclosed on Schedule 3.1, each Company is duly qualified or licensed to conduct business as a foreign entity and are in good standing in each jurisdiction where such qualification is required except where the failure to be so qualified would not be expected to have a Material Adverse Effect.  Each Company has delivered to the Purchaser true and complete copies of its Organizational Documents.  Neither of the Companies are in violation of any provision of its Organizational Documents.

3.2               Authorization; Enforceability.  Each Company has the requisite corporate power and authority to execute, deliver, and perform its obligations under this Agreement and each Ancillary Agreement to which such Company is or will be a party.  This Agreement and each Ancillary Agreement to which each Company is or will be a party has been duly authorized, executed and delivered by each Company.  This Agreement and each Ancillary Agreement to which each Company is or will be a party has been or will be duly authorized, executed and delivered by each Company, and once executed, will constitute, a legal, valid and binding agreement of each Company, enforceable against each of the Company in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity (regardless of whether enforcement is considered a proceeding at law or in equity.

3.3                Non‑Contravention; Consents; Restrictive Documents.

3.3.1            Except as disclosed on Schedule 3.3.1, the execution, delivery and performance by each Company and the Shareholders of this Agreement and each of the Ancillary Agreements to which they are, as contemplated by this Agreement, to become a party, did not and will not (a) violate the governing or Organizational Documents of such Company, (b) violate any applicable Law or Order, (c) require any filing with or permit, consent, or approval of, or require the giving of any notice to (including under any right of first refusal or similar provision), any court or other Person (including filings, consents, or approvals required under any Permits of such Company or any Permits, leases, franchises, contracts or other agreements to which such Company or the Shareholders is or will be a party), (d) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, or acceleration of any material right or obligation of, such Company, or to a loss of any material benefit to which such Company is entitled, under any agreement or other instrument binding upon or providing rights to such Company, or any Permit held by such Company, or (e) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of such Company or the Shares.

3.3.2            Except as disclosed on Schedule 3.3.2, neither any Shareholder nor any Company is subject to, or a party to, any charter, bylaw, mortgage, Lien, lease, Permit, instrument, Law, Order, or any other restriction of any kind or character, that would prevent consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or compliance by the Companies, or any Shareholder with the terms, conditions and provisions of this Agreement and the Ancillary Agreements to which any Company, or any Shareholder is, as contemplated by this Agreement, to become a party, or the continued operation of the Companies' respective businesses after the date of this Agreement or the Closing Date on substantially the same basis as historically operated.

3.4                Capitalization.

3.4.1            The authorized capital stock of FTW Holdings consists of 5,525 shares of common stock, par value $0.01 per share, of which (i) 4,200 shares are designated as Class A Common Stock, par value $0.01 per share, of which 1,368.0193 shares are issued and outstanding and (ii) 1,325 shares are designated as Class B Common Stock, par value $0.01 per share, of which 462.2584 shares are issued and outstanding (collectively, the “FTW Holdings Common Stock”).  The authorized capital stock of FWP consists of 100 shares of common stock, par value $.01 per share (the “FWP Common Stock”, collectively with the FTW Holdings Common Stock, the “Common Stock”), of which one (1) share is issued and outstanding.  No current or former stockholder or any other Person is contesting the ownership of the Common Stock or any distributions or contributions relating thereto.  Except as disclosed on Schedule 3.4.1, there are no authorized or outstanding (a) shares of capital stock, equity interests, or other securities of any Company, (b) securities of any Company convertible into, exchangeable or exercisable for shares of capital stock, equity interests, or other securities of the Companies, (c) subscription, calls, commitments, Contracts, options, warrants, or other rights to purchase or acquire from any Company, or obligations of any Company to issue, any shares of capital stock, equity interests, or other securities, including securities convertible into, exchangeable or exercisable for shares of capital stock, equity interests, or other securities of any Company, or (d) bonds, debentures, notes, or other indebtedness that entitle the holders to vote (or convertible into, exchangeable or exercisable for, securities that entitle the holders to vote) with holders of shares of capital stock, equity interests, or other securities of any Company on any matter (the items in clauses (a), (b), (c) and (d) being referred to collectively as the “Company Securities”).  Except as disclosed on Schedule 3.4.1, there are no outstanding obligations of any Company to repurchase, redeem, or otherwise acquire the Company Securities.

3.4.2            The Shares are duly authorized, validly issued, fully paid, and non‑assessable.  The Shares are lawfully owned of record and beneficially held by the Shareholders as disclosed on Schedule 3.4.1, free and clear of any Liens.  Except as disclosed on Schedule 3.4.2, the Company Securities are not subject to any voting trust agreement, registration rights agreements, pledge agreements, buy sell agreements or other contract, agreement, arrangement, commitment, option, proxy, pledge, right of first refusal or preemptive right, or understanding, including any contract restricting or otherwise relating to the ownership, voting rights, distribution rights, or disposition thereof.  At the Closing, the Purchaser will acquire good title to the Company Securities free and clear of Liens.

3.4.3            Except as disclosed on Schedule 3.4.3, no Company owns, directly or indirectly, any capital stock, membership interests, or other securities of any Person.

3.5                Financial Statements; Companies' Books.

3.5.1            The Companies have delivered to the Purchaser the Financial Statements, true, complete and correct copies of which have been provided to Purchaser.  The Financial Statements (i) have been prepared in accordance with GAAP, (ii) are correct and complete in all material respects, (iii) reflect the consistent application of accounting principles throughout the periods involved, (iv) except where inconsistent with GAAP, have been prepared using the same accounting principles and practices as the Companies have used historically, (v) are derived from and accurately reflect in all material respects the books and records (including the general ledgers) of the Companies, and (vi) other than adjustments made in the Ordinary Course which are not reflected on any Financial Statements, fairly present in all material respects the consolidated financial position of the Companies at the dates thereof and the results of the operations, changes in stockholders’ equity and cash flows of the Companies for the periods indicated.  Except as disclosed on Schedule 3.5.1, no financial statements of any Person other than the Companies are required by GAAP to be included in the consolidated financial statements of the Companies.  The Companies have also made available to the Purchaser true and complete copies of material letters and similar written correspondence during the last two fiscal years and the current fiscal year from the Companies' accountants to the Companies, together with true and complete copies of all responses thereto.

3.5.2            The books of account, minute books and stock ownership record books, and other records of the Companies, have been made available to the Purchaser.  Except as disclosed on Schedule 3.5.2, the minute books of the Companies during the last ten years are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with applicable legal and accounting requirements and sound business practices.  The Companies do not maintain any off‑the‑book accounts and the Companies' assets are used only in accordance with management's directives.  The minute books of the Companies contain accurate and complete records in all material respects of all meetings held during the last ten years of, and action taken by the shareholders, board of directors, and committees of the board of directors of the Companies and no meeting of any such shareholders, board of directors, or committees of the board of directors at which any material corporate or other action was taken has been held for which minutes have not been prepared and are not contained in such minute books.  Except as disclosed on Schedule 3.5.2, the Companies do not have any of its books, records, systems, controls, data or information recorded, stored, maintained, operated, or otherwise wholly or partly dependent upon or held by any means that, including all means of access thereto and therefrom, are not under the exclusive ownership and direct control of such Company, as applicable.

3.5.3            Each Company has established and presently maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of such Company are being executed and made only in accordance with policies, procedures and authorizations of management and the board of directors or managers of such Company, and (ii) that transactions related to the business of such Company are recorded as necessary (A) to permit preparation of annual financial statements in conformity with GAAP and (B) to maintain accountability for assets.  Since December 31, 2010, no Company has identified or been made aware of any fraud that involves any Company, its Affiliates, or their management, or other current employees or any claim or allegation regarding any of the foregoing, and no Company has received any written notice from its independent accountants regarding any of the foregoing.

3.6               No Undisclosed Liabilities.  There are no liabilities or obligations of the Companies, or facts or circumstances, that could reasonably be expected to give rise to liabilities of the Companies, whether accrued, contingent, absolute, determined, determinable, or otherwise (collectively “Liabilities”), other than (a) Liabilities fully recorded or reserved for in the Balance Sheet as of the Balance Sheet Date, (b) Liabilities specifically disclosed on Schedule 3.6, (c) Liabilities incurred since the Balance Sheet Date in the Ordinary Course, (d) other Liabilities for legal, accounting and other professional expenses incurred in connection with the transactions contemplated by this Agreement which constitute Selling Expenses.

3.7               Interested Transactions.  Schedule 3.7 contains a complete list of (i) all amounts and obligations owed between any director, executive officer, Shareholder or any of its Affiliates, on the one hand, and any Company, on the other hand, and (ii) transactions and services provided since December 31, 2012 between any director, executive officer, Shareholder or any of its Affiliates, on the one hand, and any Company, on the other hand.  Except as disclosed on Schedule 3.7, since the Balance Sheet Date, there has not been any accrual of liability or incurrence of an obligation by the Companies to any Shareholder or any of its Affiliates or between any Company and any Shareholder or any of its Affiliates or any action taken (other than this Agreement) or any payment of dividends or other payments of cash or property by any Company to any Shareholder or any of its Affiliates, or the incurrence of any legal or financial obligation to any such Person.

3.8               Tax Matters.

3.8.1            Except as disclosed on Schedule 3.8:

(a)            All material Tax Returns required to be filed by the Companies have been duly and timely filed.  The Companies have paid all Taxes due (whether or not shown as due and owing on such Tax Returns) as of the Closing.  No Company is currently the beneficiary of any extension of time within which to file any Tax Return.

(b)            The reserve for Tax liability set forth on the Balance Sheet has been prepared in accordance with GAAP and in accordance with the past custom and practice of the Companies.

(c)            There are no Tax claims, audits or proceedings pending or, to the knowledge of the Companies, threatened against the Companies.  There are no rulings, subpoenas or requests for information pending with respect to the Companies with any Governmental Authority.  There are not currently in force any waivers or agreements binding upon the Companies for the extension of time for the assessment or payment of any Tax.

(d)            The Companies have properly withheld and/or paid all Taxes required to have been withheld and/or paid in connection with amounts paid or owing to any shareholder, employee, creditor, independent contractor, or other third party each Person providing services to the Companies has been properly classified as an employee or independent contractor, as the case may be, for all Tax purposes and with respect to all Plans.

(e)            True and correct copies of all federal, state and material local income Tax Returns filed by the Companies for all periods ending after December 31, 2007, have been heretofore provided or made available to the Purchaser.  All material elections with respect to Taxes affecting the Companies have been disclosed or attached to the Tax Returns of the Companies.

(f)            Neither Company is a party to or bound by any Tax allocation or Tax Sharing Agreement with any other Person and has no contractual obligation to indemnify any other Person with respect to Taxes.  Neither Company has incurred any liability for the Taxes of any Person under Treas.  Reg.  § 1.1502‑6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(g)            Neither Company has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code.

(h)            Neither Company is a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

(i)            There are no Liens for Taxes upon any of the assets of any Company other than Permitted Liens.

(j)            Neither Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed by any Company prior to the Closing Date; (ii) change in method of accounting by the Companies for a taxable period ending on or prior to the Closing Date; (iii) inter‑company transactions or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or foreign income Tax Law), in each case, relating to transactions or events occurring on or before the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(k)            Neither Company has made any payments or is obligated to make any payments that will not be fully deductible by reason of the provisions of Section 280G of the Code.

(l)            Neither Company has been a United States real property holding corporation with the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and no withholding of federal income Tax will be required under Section 1445 of the Code in connection with the transaction contemplated by this Agreement.

(m)            Neither Company has entered into any transaction that is or would be part of any “reportable transaction” under Sections 6011, 6111 or 6112 of the Code (or any similar provision under any state or local Law).

(n)            Neither Company has distributed stock of any Person, or has had its stock distributed by any Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code at any time within the past five (5) years.

(o)            Each Company has disclosed on its federal income Tax Returns all material positions taken therein that would otherwise be reasonably likely to give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(p)            Neither Company has, or has had, a permanent establishment, as defined in any applicable Tax treaty or convention, in any country other than the United States.

(q)            Neither Company will be required to reduce any Tax Attribute by reason of the application of Treas.  Reg.  §1.1502‑36 to the transactions contemplated by this Agreement.  "Tax Attribute" shall mean any item of basis of property, any item of loss (including a net operating loss carryover), any item of credit and any other Tax item that would otherwise be taken into account in a Tax period ending after the Closing Date.

3.8.2            Schedule 3.8.2 contains a list of all jurisdictions (whether foreign or domestic) to which any Tax imposed on overall net income is properly payable by any of the Companies or will be properly payable by any of the Companies as of the Closing Date.  No claim has been made by a Taxing authority in a jurisdiction where neither of the Companies file a Tax Return that it is or may be subject to Tax by that jurisdiction.

3.9               Absence of Certain Changes.  Except as disclosed on Schedule 3.9 or as contemplated by this Agreement, since the Balance Sheet Date, each Company has conducted its business in the Ordinary Course and no Company has:

(a)            amended or modified its governing or Organizational Documents;

(b)            (i) outside the Ordinary Course, changed any salaries or other compensation of, or paid any bonuses to, any director, manager, officer, or employee of such Company, as applicable, or entered into any employment, severance, or similar agreement with any director, manager, officer, or employee of such Company, (ii) granted or paid any severance or termination pay to any former officer, director, manager, or employee; or (iii) adopted, amended or increased any benefits under any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other Plan or policy;

(c)            outside the Ordinary Course, entered into, modified, amended, extended or terminated, or waived, released, or assigned any rights or claims under, any Material Contract or materially changed any business practice;

(d)            incurred, assumed, or guaranteed any Indebtedness or granted any Lien other than a Permitted Lien;

(e)            issued or sold any Company Securities, as applicable, or made any other changes in the Companies’ capital structures;

(f)            set aside or paid any distribution with respect to any Company Securities repurchased, redeemed, or otherwise acquired directly or indirectly, any outstanding Company Securities;

(g)            made any material change in financial or Tax accounting methods or practices, except as required by an applicable Law or GAAP, or made, changed, revoked or modified any material Tax election, or changed its fiscal or Tax year;

(h)           directly or indirectly sold, leased, licensed, abandoned, mortgaged or otherwise encumbered or subjected to any Lien (other than a Permitted Lien) or otherwise disposed in whole or in part any of its material properties, assets or rights or any interest therein, except in the Ordinary Course;

(i)            (i) wrote‑off as uncollectible any notes or Accounts Receivable except write‑offs in the Ordinary Course charged to reserves, (ii) wrote‑off, wrote‑up, or wrote‑down any other material asset of the Companies, or (iii) altered the customary time periods for collection of Accounts Receivable or payments of Accounts Payable, other than the use of available cash to pay Selling Expenses and Closing Indebtedness Payments on or prior to the Closing;

(j)            paid, discharged, settled, or satisfied any claims, liabilities, or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or any action for Damages, in each case in excess of $25,000 individually or $50,000 in the aggregate, or commenced any lawsuit for Damages in excess of $25,000 individually or $50,000 in the aggregate, other than the payment, discharge, or satisfaction of (i) liabilities reflected or reserved against on the Balance Sheet, (ii) liabilities incurred or paid since the Balance Sheet Date in the Ordinary Course,  (iii) payment of Selling Expenses, or (iv) payment of Indebtedness in accordance with Section 6.1;

(k)            (i) entered into any compromise or settlement of, or took any other action with respect to, any litigation, action, suit, claim, proceeding, or investigation, or (ii) waived, canceled, sold, leased, licensed or otherwise disposed of, for less than the face amount thereof, any claim or right it has against others

(l)             made any loan, advance, or capital contributions to or investment in any Person, or incurred or committed to incur any capital expenditure or authorization or commitment with respect thereto that in the aggregate exceeds $25,000;

(m)            (i) entered into any new line of business outside of its existing lines of business, (ii) terminated or closed any material facility, line of business, or operation, (iii) caused or suffered any material damage, destruction, or other casualty loss (whether or not covered by insurance) affecting any Company or its assets; or (iv) suffered any material adverse change in its business, operations, or financial condition or become aware of any event which could reasonably be expected to result in any such material adverse change;

(n)            directly or indirectly acquired or agreed to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (ii) any assets that are otherwise material to either the Companies;

(o)            created any Subsidiary;

(p)            adopted or entered into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or

(q)            committed, agreed to, or contracted to do any of the foregoing.

3.10             Contracts.

3.10.1         Except (i) for this Agreement and the Ancillary Agreements, (ii) as disclosed on Schedule 3.10.1, and (iii) for any oral agreements that were entered into in the Ordinary Course in connection with the employment of the Companies’ employees and contractors (which employees and contractors, and their annual or other compensation, are disclosed on Schedule 3.21.2 and which oral agreements are terminable by the Companies at will without the payment of any severance, penalty or other amount), neither Company is a party to or bound by any of the following agreements (whether written or oral);

(a)            any partnership, joint venture, or other similar Contract or arrangement, or any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets, or otherwise);

(b)            any Contract relating to Indebtedness (in any case, whether incurred, assumed, guaranteed, or secured by any asset) or any Contract, indenture, or other instrument that contains restrictions with respect to payment of any distribution in respect of the equity interests of the Companies;

(c)            any Contract that limits any of the Companies from marketing, selling, or otherwise distributing their products or merchandise or providing their services in any geographic area, or from competing in any line of business or geographic area or with any Person;

(d)            any Contract or arrangement with (i) any Shareholder or any of its Affiliates, (ii) any Person directly or indirectly owning, controlling, or holding with power to vote, five percent (5%) or more of the outstanding voting securities of any Shareholder’s Affiliates, (iii) any Person five percent (5%) or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote by any Shareholder or any of its Affiliates or (iv) any director, manager or officer of the Companies or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b‑2 and 16a‑1 of the Exchange Act) of any such director, manager or officer;

(e)            (i) any employment, deferred compensation, severance, bonus, retirement, or other similar Contract or plan with a value in excess of $25,000 during the past twelve month period, (ii) any management service, consulting, or any other similar type of Contract, or (iii) any Contract with any labor organization;

(f)            any warranty, guaranty, or other similar undertaking with respect to a contractual performance extended by the Companies other than (i) in the Ordinary Course or (ii) as set forth in any Material Contract disclosed on the Schedules;

(g)            (i) any Contract involving payments by or to the Companies of more than $50,000 in any twelve month period, (ii) any leases of Company Real Property or material personal property, or (iii) any Contract or commitment providing for payments based in any manner upon the sales, purchases, receipts, income or profits of such Company;

(h)            any Contract with any agency, dealer, sales representative, or distributor for the marketing, selling and distribution of the Companies' products and services;

(i)            any Contract, the termination of which or the failure of which to be renewed, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, other than solely as a result of the loss of the historical revenue earned by the Company under such Contract;

(j)            any Contract that would prevent consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, compliance by the Shareholders with the terms, conditions, and provisions of this Agreement and the Ancillary Agreements (to which such Shareholder is or will be a party), or the continued operation of the Business after the date of this Agreement or the Closing Date on substantially the same basis as historically operated;

(k)            any Government Contract with a value in excess of $10,000 in any twelve‑month period; or

(l)            any other Contract not made in the Ordinary Course.

3.10.2         Each Contract disclosed on Schedule 3.10.1 or any other schedule to this Agreement or required to be so disclosed (each a "Material Contract") is a valid and binding Contract of the Companies that is a party thereto and is in full force and effect, and neither the Companies, or any of their Affiliates nor, to the knowledge of the Companies, any other party thereto, is in default or breach under the terms of any such Material Contract.  Except as disclosed on Schedule 3.10.2, there is no event, occurrence, condition, or act (including the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements) that, with the giving of notice or the passage of time, could become a default or event of default under any such Material Contract by any of the parties thereto.  The Companies have delivered or made available to the Purchaser true and complete copies of each written Material Contract and true and complete summaries of all oral Material Contracts (other than any oral Contracts that (i) were entered into in the Ordinary Course in connection with the employment of the Companies’ employees, which employees (including their annual compensation) are disclosed on Schedule 3.21.2 and which oral Contracts are disclosed on Schedule 3.20.2) and (ii) are terminable by each Company, as applicable, party thereto at will without the payment of any severance, penalty or other amount).  Since December 31, 2011, neither Company has received any notice (a) alleging breach of any Material Contract, (b) terminating or threatening to terminate any Material Contract or (c) of intent not to renew a Material Contract.

3.11             Insurance Coverage.  Schedule 3.11  sets forth a list of all insurance policies and fidelity bonds covering the assets, business, operations, employees, officers, directors and managers, as applicable, of each Company (collectively, the “Policies”).  Schedule 3.11 also sets forth a list and description of all claims made by each Company under the Policies (or any other insurance policies which were in effect) within the past three (3) years.  With respect to each Policy, the Companies have delivered or made available to the Purchaser a true and complete copy of each such Policy (including all amendments thereto) and a true and complete copy of each material document (including all amendments thereto) prepared in connection with each such Policy.  All Policies are in full force and effect and there is no claim by any Company pending under any of such Policies as to which coverage has been questioned, denied, or disputed by the issuers or underwriters of such policies or bonds of any of the Policies.  Current and historical limits of liability under the Policies have not been exhausted and are not impaired.  None of the insurers of any Company have issued a reservation of rights letter in the defense of claims.  All premiums due and payable under the Policies have been paid, and, to the knowledge of the Companies, neither Company has any liability due for any retrospective premium adjustment, audit premium adjustment, experience based liability or loss sharing cost adjustment under any of the Policies.  There have been no gaps in the Companies’ insurance coverage.  The Companies have complied in all material respects with the terms and conditions of all of the Policies.  Following the Closing until the Policies’ annual term end, the Policies will insure the Companies and their Plans, assets, business, operations, employees, officers and directors, as applicable, to the same extent as they insured the Companies and their Plans, assets, business, operations, employees, officers and directors as applicable, prior to the Closing provided that Purchaser causes such Policies to be continued and pays any premiums due thereon.  Except as set forth on Schedule 3.11, to the knowledge of the Companies, there is no threatened termination of, or premium increase with respect to, any of the Policies other than normal annual increases, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not result in any termination of, or premium increase with respect to, any of the Policies or any inability to assess claims that were incurred prior to Closing under any of the Policies.  Since the last renewal date of any Policy, there has not been any material adverse change in the relationship of any Company on the one hand, and its insurers, on the other hand, on the premiums payable pursuant to such Policies.

3.12             Litigation.  Except as disclosed on Schedule 3.12, there is no action, suit, investigation, arbitration, or administrative or other proceeding pending or, to the knowledge of the Companies, threatened against or affecting any Company, or any of their respective properties or assets, and, to the knowledge of the Companies, no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for any of the foregoing.  The Companies have delivered or made available to the Purchaser true, correct and complete copies of all pleadings, correspondence and other documents relating to each proceeding disclosed on Schedule 3.12 and each settlement or similar agreement entered into by the Companies (i) during the three (3) year period prior to the date of this Agreement or (ii) with respect to which any material obligation of any party thereto is outstanding as of the date of this Agreement.  Neither Company, nor the Business, is subject to or bound by any Order that would prevent or otherwise interfere with the ability of such Company or any Shareholder to consummate the transactions contemplated by this Agreement.  None of the items described in Schedule 3.12, singly or in the aggregate, if pursued and/or resulting in a judgment or decision against any Company, would reasonably be expected to have a Material Adverse Effect or would result in the creation of a material Liability against the Companies.

3.13             Compliance with Laws; Permits.

3.13.1         Except as disclosed on Schedule 3.13.1, neither Company is in material violation of any applicable Law or Order, nor does any Company have knowledge of the issuance or proposed issuance of, any notice by any Governmental Authority of any material violation or any alleged material violation of any Law or Order.

3.13.2        Schedule 3.13.2 sets forth a list of each material Permit held by the Companies, or issued and held in respect of the Companies, as applicable, or required to be so issued and held to carry on the business of the Companies as currently conducted.  Except as disclosed on Schedule 3.13.2, each Permit disclosed on Schedule 3.13.2 is held by the Companies, as applicable, and is valid and in full force and effect and will not be terminated or impaired (or become terminated or impaired) as a result of the transactions contemplated by this Agreement or any Ancillary Agreement.  Neither Company is in default under and no condition exists that with notice or lapse of time or both would constitute a default or violation under, any Permit held by the Companies.

3.14             Properties; Sufficiency of Assets.

3.14.1         Schedule 3.14.1 sets forth a list of all Company Real Property, including all real property owned or leased or for which the Companies hold a possessory interest (the “Leased Real Property”).  The Companies own good and marketable title to the Company Real Property that it owns, free and clear of any Lien other than Permitted Liens.  True and complete copies of (A) all deeds, existing title insurance policies and surveys of or pertaining to the Company Real Property owned by the Company and (B) all instruments, agreements and other documents evidencing, creating or constituting any Liens on Company Real Property have been made available to the Purchaser.  All leases of Leased Real Property are valid, binding, and enforceable in accordance with their respective terms against the Company party thereto and against each other party thereto, except as such enforceability may be limited by creditors’ rights, bankruptcy, insolvency and general principles of equity, and such Company is a tenant or possessor in good standing thereunder and all rents currently due under such leases have been paid.  There does not exist under any such lease any default by the Companies or, to the knowledge of the Companies, any other party thereto, or any event which with notice or lapse of time or both could reasonably be expected to constitute a default.  The Companies, as applicable, are in peaceful and undisturbed possession of the space and/or estate under each lease of which they are a tenant and have good and valid rights of ingress and egress to and from all such Leased Real Property and to the public street systems for all usual street, road and utility purposes.  No Shareholder or Affiliate of a Shareholder is a landlord under any lease relating to Leased Real Property.  Neither Company, nor any Shareholder has received any notice of any appropriation, condemnation, or like proceeding, or of any violation of any applicable zoning Law or Order relating to or affecting the Leased Real Property, and to the knowledge of the Company, no such proceeding has been threatened or commenced.

3.14.2         Schedule 3.14.2 sets forth a list of all personal property (including equipment) necessary for the conduct of the Business that is owned or leased by any Company and indicates whether each item of personal property is owned or leased.  The assets owned or leased by any Company (including real, personal, tangible, and intangible property), or that each otherwise has or will have the right to use (including real, personal, tangible, and intangible property), constitute all of the assets held for use or used in connection with the Business and are sufficient to conduct the Business of the Companies as presently conducted.  Each Company has good and marketable title to all of its properties and assets, including those listed and described in Schedule 3.14.2, in each case, free and clear of all Liens except as specifically disclosed on Schedule 3.14.2 and except for Permitted Liens.  Except pursuant to this Agreement, neither Company is a party to any contract or obligation whereby there has been granted to any Person an absolute or contingent right to purchase, obtain or acquire any rights in any of the assets, properties or operations of such Company.  All machinery and equipment owned or leased by the Companies is in good operating condition and state of repair, subject only to ordinary wear and tear which is not such as to affect adversely the operation of the Business as presently conducted.  The Company Real Property (including, without limitation, all water, gas, electrical, and HVAC systems) is in good repair and operating condition in all material respects in light of the age and use thereof, ordinary wear and tear excepted, and constitutes all real property, buildings and other improvements necessary for the Companies to conduct the business as currently conducted.  Except as disclosed on Schedule 3.14.2, to the knowledge of the Companies, no person or improvement is encroaching upon any of the Company Real Property, and none of the activities of the Companies on the Company Real Property or any of the improvements thereon are encroaching upon the property of others or easements or rights‑of‑way in favor of others.

3.15            Accounts Receivable; Accounts Payable.

3.15.1        The Accounts Receivable outstanding on the date hereof do, and the Accounts Receivable outstanding on the Closing Date will, represent sales actually made or services actually performed or to be performed in the Ordinary Course in bona fide, arms‑length transactions completed in accordance with the terms and provisions contained in any documents relating thereto and in compliance with applicable Laws.  Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet.  All Accounts Receivables have been fully collected or may be fully collected without resort to litigation and without offset or counterclaim, in the aggregate face amounts thereof (subject to any allowance for bad debt taken into account in the determination of Estimated Closing Date Working Capital).  The Companies’ reserves for Accounts Receivable have been and will be adequate and determined in accordance with its accounting principles.  No claims of rights of setoff exist that would exceed such reserves.  The Companies have not factored or discounted, or agreed to factor or discount, any Accounts Receivable.  Schedule 3.15.1 contains a complete and accurate list of all Accounts Receivable as of the date hereof, which list sets forth the aging of such Accounts Receivable.  The Companies have complete and correct copies of all instruments, documents and agreements evidencing all of its Accounts Receivable and of all instruments, documents or agreements creating security therefor, if any.

3.15.2        Schedule 3.15.2 contains a complete and accurate list of all Accounts Payable as of the date hereof, which list sets forth the aging of such Accounts Payable.  On the Closing Date and prior to the Closing, the  Companies will have delivered to the Purchaser a complete and accurate list of all Accounts Payable as of the Closing Date, which list will set forth the aging of such Accounts Payable. The Companies have complete and correct copies of all instruments, documents and agreements evidencing all of its Accounts Payable and the terms thereof.  Since October 31, 2013, no Company has altered the customary time periods for payments of Accounts Payable, other than the use of available cash to pay Selling Expenses and Closing Indebtedness Payments on or prior to the Closing.

3.16             Inventories.  All items included in the Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course except for obsolete items and items of below‑standard quality, all of which have been reserved for in the Balance Sheet or written off or written down to net realizable value in the Balance Sheet or on the accounting records of the Companies as of the Closing Date, as the case may be.  Except as set forth on Schedule 3.16, neither Company is in possession of any inventory not owned by the Companies including goods already sold, except that from time to time it will store and hold inventory sold to customers until such time as such customers are ready for delivery of such inventory.  The quantities of each item of Inventories (whether raw materials, work‑in‑process or finished goods) are not excessive but are reasonable in the present circumstances of the Companies.  Work‑in‑process Inventories are now valued, and will be valued on the Closing Date, according to GAAP.

3.17            Intellectual Property.

3.17.1        Schedule 3.17.1(a) sets forth a complete and correct list of all of the Companies’ (i) issued patents and patent applications, (ii) domain names and registered trademarks and applications therefor, (iii) registered copyrights and applications therefor and (iv) rights in material software and all documentation, including user manuals and training material, related thereto, which is owned by the Companies in any jurisdiction in the world (the “Company Owned Intellectual Property”).  Schedule 3.17.1(b) sets forth all material licenses (other than shrink wrap licenses), sublicenses, and other similar agreements, including any ongoing software or website maintenance agreements, as to which the Companies is a party, including the identity of all parties thereto other than licenses and shrink wrap licenses for commercial off‑the‑shelf software products (the “Company Licensed Intellectual Property”).

3.17.2        The Companies own or have valid and legally enforceable right to use, free and clear of any Liens (other than Permitted Liens), all Intellectual Property Rights necessary to conduct the business of the Companies as currently conducted without any conflict with or infringement or misappropriation of any rights or property of third parties.

3.17.3        To the knowledge of the Companies, there is no unauthorized use, disclosure, infringement, or misappropriation of the Intellectual Property Rights or other proprietary rights of the Companies, nor, to the knowledge of the Companies, is there any valid basis for any claim of infringement or misappropriation, from any third party of the Intellectual Property Rights or other proprietary rights of any third party against the Companies.

3.17.4        Except as disclosed on Schedule 3.17.4:

(a)            Neither Company’s use of any Intellectual Property Rights nor the conduct of the Business as currently conducted, infringes any intellectual property rights or other proprietary rights of any other Person;

(b)            To the knowledge of the Companies, no Person is infringing on misappropriating, or using on an unauthorized basis, and the Companies have no knowledge of any facts, circumstances or conditions that a reasonable person would conclude provide a valid basis for any such claim that any Person is infringing on misappropriating, or using on an unauthorized basis, any Intellectual Property Rights owned, used or held for use by the Companies or that any Person is considering or threatening such a claim;

(c)            no Company Owned Intellectual Property Right is subject to any outstanding Order, stipulation, or agreement restricting the use thereof by the Companies or restricting the licensing thereof by the Companies to any Person;

(d)            neither Company has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property Right;

(e)            all developers, creators, inventors, and authors of Intellectual Property Rights owned, used or held for use by the Companies (other than the Company Licensed Intellectual Property), who were not employees of the Companies at the time of the development, creation, invention, or authorship of such Intellectual Property Rights have assigned in writing all of their rights, title, and interest to such Intellectual Property Rights to the Companies;

(f)            any Company Owned Intellectual Property Rights developed, created, invented, or authored by individuals who were employed by the Companies at the time of such development, creation, invention, or authorship is the sole property of the Companies and no such employee has any rights, title, or interest in such Intellectual Property Rights.  All employees of the Companies have executed and delivered to the Companies an agreement prohibiting disclosure of the Companies’ confidential and proprietary information owned, used or held for use by the Companies;

(g)            in connection with the use of the Intellectual Property Rights by the Companies, neither Company owes to any other Person any fee, royalty, or other payment as a result of the use of such Intellectual Property Rights;

(h)            neither Company has entered into any license or other Contract pursuant to which such Company has granted to any other Person the right to use any Intellectual Property Rights;

(i)            neither Company is using, and it will not be necessary to use, (i) any inventions or other intellectual property rights of any of its past or present employees or contractors made prior to or outside the scope of their employment by such Company or (ii) any confidential information or trade secrets of any former employer of any such person;

(j)            there are no actions that must be taken by any Company within sixty (60) days following the Closing Date that, if not taken, would result in the loss of any Intellectual Property Rights, including the payment of any registration, maintenance, or renewal fees or the filing of any responses to U.S.  Patent and Trademark Office actions, documents, applications, or certificates for the purposes of obtaining, maintaining, perfecting, or preserving or renewing any Intellectual Property Rights; and

(k)            each Company has taken necessary, appropriate or commercially reasonable steps to protect and preserve the confidentiality of all of its material Intellectual Property Rights and confidential and proprietary information that is not otherwise disclosed in published patents or patent applications or registered copyrights; and each Company has not failed to comply to any material extent with any privacy policies applicable to their website.

3.18             Environmental Matters.

3.18.1        Except as disclosed on Schedule 3.18.1:

(a)            to the knowledge of the Companies, the Companies are in compliance in all material respects with all applicable Environmental Laws;

(b)            there are no pending or, to the knowledge of the Companies, threatened Environmental Claims against any Company or any Company Real Property or Leased Real Property;

(c)            to the knowledge of the Companies, there are no underground storage tanks or sumps, landfills, surface impoundments, or other units for the treatment, storage or disposal of, nor have there been any releases of, Hazardous Substances, at, on, in, or under any Real Property or Leased Company Real Property, nor, to the knowledge of the Companies, have there been any releases by any Company of Hazardous Substances  or petroleum constituents onto adjacent property;

(d)            neither the Companies nor the Company Real Property is listed or, to the knowledge of the Companies, proposed for listing on the National Priorities List under CERCLA or on any similar federal, state, or foreign list of sites requiring investigation or clean‑up, nor has any Company received any notice as a potentially responsible party under Environmental Law;

(e)            there are no Environmental Permits that are nontransferable or require consent, notification, or other action to remain in full force and effect following the consummation of the transactions contemplated hereby; and

(f)            no Company has any liability or obligation, or has entered into an agreement or consent order assuming any liability or obligation, under any Environmental Law (including any obligation to remediate any Environmental Condition whether caused by the Companies or any other Person).

3.18.2        The Companies have delivered to the Purchaser true, correct and complete copies of all environmental investigations, studies, audits, tests, reviews, or other analyses by or on behalf of any Company or that are available to the Companies each of which are listed on Schedule 3.18.2.

3.19             Plans and Material Documents.

3.19.1        Schedule 3.19 sets forth a list of all employee benefit plans (as defined in Section 3(3) of ERISA), and all other compensation or benefit plans, programs, arrangements, contracts, or schemes, written or oral, statutory or contractual, with respect to which any Company, or any ERISA Affiliate of any Company, has any obligation or liability to contribute or that are maintained, contributed to or sponsored by any Company or any such ERISA Affiliate for the benefit of any current or former employee, officer or director of any Company or any such ERISA Affiliate (collectively, the “Plans”) during the six year period immediately preceding the Closing.  With respect to each Plan, the Companies have delivered or made available to the Purchaser a true and complete copy of each such Plan (including all amendments thereto) and a true and complete copy of each material document (including all amendments thereto) prepared in connection with each such Plan including, and to the extent applicable, (a) a copy of each trust or other funding arrangement, (b) each summary plan description and summary of material modifications, (c) the three most recently filed IRS Forms 5500 (including all schedules) and (d) the most recent determination letter referred to in Section 3.19.4.  Other than the Plans, neither the Companies, nor any ERISA Affiliate of any Company, has made any express or implied commitment, whether legally enforceable or not, to create, incur liability with respect to or cause to exist any employee benefit plan, program, arrangement, contract, or scheme or to modify any Plan, other than as required by Law.

3.19.2         None of the Plans (a) is a plan that is or has ever been subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (b) is a “multiemployer plan” as defined in Section 3(37) of ERISA, (c) is a plan maintained in connection with a trust described in Section 501(c)(9) of the Code, (d) provides for the payment of separation, severance, termination, or similar‑type benefits to any Person or (e) is subject to Section 409A of the Code, or (f) provides for or promises retiree medical or life insurance benefits to any current or former employee, officer, director, manager, member, shareholder or partner, as applicable, of any Company, or any ERISA Affiliate of any Company except to the extent required by Law.  Each of the Plans is subject only to the federal or state Laws of the United States or a political subdivision thereof.

3.19.3         Each Plan is in compliance in all material respects with, and has for all relevant periods been operated in all material respects in accordance with, its terms and the requirements of all applicable Laws, and each Company and each ERISA Affiliate of each Company has satisfied in all material respects all of its statutory, regulatory, and contractual obligations with respect to each such Plan.  No action, suit, claim, or proceeding is pending or, to the knowledge of the Companies,  threatened with respect to any Plan (other than routine claims for benefits in the Ordinary Course) and no fact or event exists that could give rise to any such action, suit, or claim.

3.19.4         Each Plan or related trust that is intended to be qualified or exempt from taxation under Section 401(a), 401(k) or 501(a) of the Code is so qualified and has either received a favorable determination, advisory, or opinion letter from the IRS that it is so qualified or exempt or is established on a pre‑approved form of plan document that has received a favorable opinion letter from the IRS that such form of plan document is so qualified or exempt, and nothing has occurred since the date of such determination, advisory, or opinion letter that would reasonably be expected to adversely affect the qualified or exempt status of any Plan or related trust.

3.19.5        There has been no non‑exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan.  Neither Company, nor any ERISA Affiliate of any Company, has incurred any liability for any material excise tax arising under the Code with respect to a Plan and no fact or event exists that could give rise to such liability.  Neither Company, nor any ERISA Affiliate of the Company, has incurred any liability relating to Title IV of ERISA (other than for the payment of premiums to the Pension Benefit Guaranty Corporation), and no fact or event exists that could reasonably be expected to give rise to any such liability.

3.19.6        All contributions, premiums, or payments required to be made with respect to each Plan have been made on or before their due dates and within the applicable time required by the Plan and applicable Law.  All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority, and no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.

3.19.7        There has been no amendment to, interpretation of, or announcement (whether or not written) by any Company of the Companies or any ERISA Affiliate of any Company relating to, or change in employee participation or coverage under, any Plan, singly or in the aggregate, that would increase the expense of maintaining such Plan above the level of the expense incurred with respect thereto for the most recent fiscal year ended prior to the date of this Agreement.  Each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to the Purchaser, the Companies or any ERISA Affiliate of the Companies (other than ordinary administration expenses or with respect to benefits previously earned, vested or accrued thereunder).

3.19.8        Except as set forth on Schedule 3.19, no employee or former employee of any Company or any ERISA Affiliate of any Company, is, or will become, entitled to any bonus, retirement, severance, job security, or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated by this Agreement or any of the Ancillary Agreements.  The consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements will not result in any modification to the service credits accrued by any employee or former employee under any of the Plans and no payment, deemed payment, or any other benefit under any Plan or other compensatory arrangement could be nondeductible pursuant to Section 280G of the Code or result in an excise tax under Section 4999 of the Code.

3.19.9        Neither Company is party to any Contract or arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code.  Each such nonqualified deferred compensation plan, if any, is in compliance with Section 409A of the Code, and the United States Treasury Regulations and IRS guidance thereunder.

3.19.10     Neither Company has had, within the six (6) years preceding the date of this Agreement, any ERISA Affiliates other than the Companies.

3.20             Interests in Counterparties and Others.  Except as disclosed on Schedule 3.20, no Shareholder and no other officer or director of any Company or any of its respective Affiliates possesses, directly or indirectly, any ownership or pecuniary interest in, or is a trustee, director, manager, officer, Affiliate, or employee of, any Person that is a seller to, or supplier, lessor, lessee, licensor, or competitor of any Company, including any counterparty to any Material Contract.  No Shareholder, officer, director or manager of any Company or any of their respective Affiliates has directly or indirectly offered or solicited any significant payment or other benefit that any Company considers or reasonably should consider to be improper in order to promote sales or help, procure, or maintain good relations with any seller to, or supplier, lessor, lessee, licensor, competitor, or potential competitor of such Company including any counterparty to any Material Contract.  Except as disclosed on Schedule 3.20, neither Company has transferred any of its respective assets or properties to, or bought any assets or properties from, any Shareholder or Affiliate of a Shareholder, except for compensation, dividends, usual and customary benefits, perquisites, and reimbursements of business expenses in the Ordinary Course.  Ownership of five percent (5%) or less of any class of securities of a Person whose securities are registered under the Exchange Act will not be deemed to be an ownership interest for purposes of this Section 3.20.

3.21             Relationships; Employee Compensation.

3.21.1        To the actual knowledge of the Companies (without any obligation of due inquiry), the relationships of the Companies with their respective lessors, suppliers, customers, vendors, and employees are good commercial working relationships.  Except as disclosed on Schedule 3.21.1, none of the Companies' lessors, suppliers, or vendors has canceled, terminated, or otherwise materially altered or notified any Company of any intention or otherwise threatened to cancel, terminate, or materially alter its relationship with such Company effective prior to, as of, or within one year after, the Closing.  There has not been, and to the knowledge of the Companies it is not anticipated that there will be, any change in relations with lessors, suppliers or vendors of any Company as a result of the transactions contemplated by this Agreement or the Ancillary Agreements.  Neither Company, nor any Shareholder has been notified by any employee or independent contractor of any Company that such employee or contractor intends to terminate his or her employment or engagement with such Company as a result of the transactions contemplated by this Agreement.

3.21.2        Schedule 3.21.2 lists all employees of the Companies and each such employee’s annual salary and  bonus.

3.21.3         Except for the employment agreements specifically set forth on Schedule 3.21.3, no Shareholder, officer or director of any Company and, to the knowledge of the Companies, no employee of any Company is a party to, or is otherwise bound by, any Contract, including any confidentiality, non‑competition, or proprietary rights Contract, between such employee, shareholder, officer or director or manager and any other Person that in any way adversely affects or will affect (a) the performance of his duties as an employee, Shareholder, officer or director, or manager of the Companies, (b) the ability of the Companies to conduct the Business consistent with past practice or (c) the ability of the Companies to conduct the Business after the Closing in a manner consistent with the conduct of such businesses by the Companies prior to the Closing.

3.21.4        Schedule 3.21.4 lists all employees of the Companies who are disabled or hospitalized as a result of circumstances relating to their employment.

3.22             Other Employment Matters.  Except as disclosed on Schedule 3.22, (a) the Companies are in material compliance with all Laws and other obligations respecting employment and employment practices and terms and conditions of employment, including all minimum wage and overtime Laws and wage payment Laws, employee notification, leave, affirmative action, child labor, immigration, employment discrimination, disability rights or benefits Laws, have not received any notice of an investigation, charge, citation, penalty, or assessment from any Governmental Authority with respect to such labor and employment Laws, and have not, and are not, engaged in any unfair labor practice, (b) there is no unfair labor practice charge or complaint or labor arbitration proceeding pending against any Company, (c) during the past five (5) years there have been no and there currently are no labor strike(s), dispute(s), slowdown(s), or work stoppage(s) pending or, to the knowledge of the Companies, threatened against or involving the Companies, (d) neither Company is a party to any collective bargaining agreement and no collective bargaining agreement or other contract, agreement, arrangement or understanding with a labor union or labor union organization and no collective bargaining agreement or other contract, agreement, arrangement or understanding with a labor union or labor union organization is currently being negotiated by any Company, (e) neither Company has breached a collective bargaining agreement, (f) no representation question exists respecting employees of the Companies and (g) no claim regarding or on behalf of any employee(s) of any Company or related to any employment practice of any Company has been asserted and is currently pending or, to the knowledge of the Companies, threatened, against the Companies.  All employees, agents, and contractors of the Companies are legally authorized to work in the United States either because of their status as United States citizens, legal permanent residents, or by virtue of possessing a visa under Law relating to immigration control which visa allows for such employee to work in the United States.  Neither Company has hired, recruited or referred for a fee a Person who is not legally authorized to be employed in the United States, or knowingly employed a Person that is not legally authorized to be employed in the United States or continued to employ a Person knowing the Person ceased to be legally authorized to be employed in the United States.  Each Company has properly completed all reporting and verification requirements pursuant to Law relating to immigration control for all of its employees, agents and contractors including the Form I‑9.  Each Company has retained for each current employee the Form I‑9 throughout such employee’s period of employment with such Company and has retained a Form I‑9 for each former employee of such Company for a period of one (1) year from the date of termination of such employee or three (3) years from the date of hire, whichever is later.  Neither Company has received any notice from any Governmental Authority that either such Company is in violation of any Law pertaining to immigration control or that any current, former employee, agent or contractor of either such Company is or was not legally authorized to be employed in the United States or is or was using an invalid social security number and there is no pending, or to the Companies’ knowledge, threatened, charge or complaint under the Immigration Reform and Control Act of 1986 against the Companies.

3.23             Workers’ Compensation/OSHA.

3.23.1        The Companies have provided to the Purchaser all inspection reports issued under OSHA or any other occupational health and safety legislation within the last five (5) years.  Except as disclosed on Schedule 3.23.1, there are no outstanding inspection orders or any pending or, to the knowledge of the Companies, threatened charges under OSHA or any other applicable occupational health and safety legislation.  Except as disclosed on Schedule 3.23.1, there have been no fatal or OSHA reportable accidents that could lead to charges under OSHA or any other applicable occupational health and safety legislation.  Except as disclosed on Schedule 3.23.1, the Companies have complied in all material respects with any Orders issued to such entity under OSHA or any other applicable occupational health and safety legislation and there are no appeals of any Orders that are currently outstanding.

3.23.2            Except as disclosed on Schedule 3.23.2, there is not pending against any Company any workers’ compensation claims, and there are no facts that could reasonably be expected to give rise to such a claim or complaint.  Except as disclosed on Schedule 3.23.2, neither Company has received any notice of a citation, penalty, or assessment from any Governmental Authority with responsibility for workers’ compensation or occupational safety and health.  The Companies are in material compliance with all Laws respecting worker’s compensation.

3.24             No Indebtedness.  Except as disclosed on Schedule 3.24, as of, and after giving effect to, the Closing, neither Company will have any Indebtedness.

3.25             Customers and Suppliers.

3.25.1        Schedule 3.25.1 sets forth a list of the ten (10) largest customers and the ten (10) largest suppliers of the Companies, as measured by the dollar amount of payments to or purchases therefrom, during each of the three fiscal years ended immediately prior to the date of this Agreement and the period beginning on the first day of the current fiscal year and ending on the last day of the last month ending prior to the date of this Agreement, showing purchases by and payments to the Companies from and to each such supplier and customer during such periods.  Since December 31, 2011, no customer or supplier listed on Schedule 3.25.1 has terminated its relationship with any Company or materially changed the pricing, other than pricing fluctuations in commodities in the Ordinary Course and annual price increases in the Ordinary Course, or materially changed the other terms of its business with the Companies and no such customer or supplier has notified any Company, and the Company has no knowledge, that it intends to terminate or materially change the pricing or materially change the other terms of its business with the Companies, other than pricing fluctuations in commodities in the Ordinary Course or annual price increases in the Ordinary Course.

3.25.2         Except as set forth in Schedule 3.25.2, there exists no condition or state of facts or circumstances known to the Companies involving customers or suppliers of or to the Business which would reasonably be expected to have a Material Adverse Effect.

3.26            Warranties.  Except as set forth on Schedule 3.26, there is no currently pending claim for product liability, warranty or other claims by any third party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from:  (i) products sold by the Companies during periods through and including the Closing Date, or (ii) the operation of the Business during the period through and including the Closing Date.  All services rendered by the Companies in connection with the Business have been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and no Company has any current liability (and the Companies have no knowledge of any facts or circumstances that could reasonably be expected to form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand giving rise to any liability) for Damages in connection therewith, except as set forth on Schedule 3.26.  No services provided by the Companies in connection with the Business are subject to any guaranty, warranty, or other indemnity beyond the Companies’ standard terms and conditions of sale, which terms and conditions of sale are fully set forth on Schedule 3.29.

3.27            Securities Laws Compliance.  Each offer and sale, redemption and repurchase of Company Securities, including all convertible notes, options, warrants and other rights to purchase or acquire the Company Securities, was in compliance in all material respects with all applicable Laws and exempt from the registration requirements of the Securities Act and other applicable Laws, including any applicable state securities Laws.

3.28            Absence of Certain Business Practices.  Except as disclosed on Schedule 3.28, neither Company, nor, to the knowledge of the Companies, any officer, director, employee, independent contractor, or any Person acting on behalf of the Companies has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances, or any other economic benefits, regardless of their nature or type, from any customer, governmental employee or other Person with whom the Companies have done business directly or indirectly in violation of any applicable Law, or (b) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, governmental employee or other Person who is or may be in a position to help or hinder the Companies (or assist the Companies in connection with any actual or proposed transaction) in violation of any applicable Law.  Neither the Companies, nor, to the knowledge of the Companies, any officer, director, employee, independent contractor or any Person acting on behalf of the Companies has used any funds for unlawful contributions, gifts, entertainment, or other expenses relating to political activity or otherwise, or has made any direct or indirect unlawful payment to governmental officials or employees from the Companies’ funds or been reimbursed from the Companies' funds for any such payment, or is aware that any other Person associated with or acting on behalf of the Companies have engaged in any such activities.

3.29            Products; Product Liability.  Schedule 3.29(a) sets forth a complete list of all of the products that the Companies package, warehouse, market, distribute or sell as of the date hereof (the “Products”).  Set forth on Schedule 3.29(b) is the standard form of each Company’s standard commercial product warranty.  There are no pending claims alleging that any Product is defective or unsafe or fails to meet any product warranty or any standards promulgated by any Governmental Authority.  There are no pending notices of recall (written or oral) with regard to any Product.  Except for standard warranty claims in the Ordinary Course which are not in the aggregate material to the Business, no Company has received any claim alleging that, as a result of the actions or negligence of any Company, a Product is defective or otherwise fails to meet any applicable product warranty.  No Product packaged, warehoused, marketed, distributed or sold by any Company in the last three (3) years contains defects or otherwise fails to meet any applicable product warranty except for standard warranty claims that have been or may be made in the Ordinary Course which are not in the aggregate material to the Business.

3.30            Finders’ Fees.  Except as set forth on Schedule 3.30, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any Shareholder, the Companies, or any of their respective Affiliates, who might be entitled to any fee or commission paid by any Shareholder or any Company in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.  All amounts disclosed on Schedule 3.30 and all obligations of the Company to each investment banker, broker, finder or other intermediary named thereon (including all indemnification obligations of the Company to any such investment banker, broker, finder or other intermediary) shall be a Selling Expense and shall be paid as set forth in this Agreement.

3.31            Full Disclosure.  The representations and warranties of the Shareholders and the Companies contained in this Agreement and the Ancillary Agreements do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.  None of the Shareholders or any Company has withheld from or failed to disclose to the Purchaser any data, documents, or other information that could reasonably be expected to affect the Shareholders or the Companies’ ability to perform their respective obligations under this Agreement and the Ancillary Agreements, or the Companies’ ability to conduct the Business in the Ordinary Course.

IV  REPRESENTATIONS AND WARRANTIES
OF EACH SHAREHOLDER

Each Shareholder who has executed this Agreement as of the date hereof, with respect to itself and no other Shareholder, hereby represents and warrants as follows, and, upon execution of a Joinder, each other Shareholder with respect to himself, herself or itself and no other Shareholder, represents and warrants as follows:

4.1               Organization.  If such Shareholder is not a natural Person, such Shareholder is duly formed, validly existing, and in good standing as a corporation under the Laws of the jurisdiction of its organization.

4.2                Authorization; Enforceability.  Such Shareholder’s execution, delivery, and performance of this Agreement and each Ancillary Agreement to which such Shareholder is or will be a party and the consummation of the transactions contemplated hereby and thereby, are within such Shareholder’s capacity, power and authority and, to the extent applicable, have been duly authorized by all necessary third party action.  Such Shareholder has all requisite capacity, power and authority to become a party to, and to consummate the transactions contemplated by, this Agreement and each Ancillary Agreement to which such Shareholder is or will be a party.  This Agreement and each Ancillary Agreement to which a Shareholder is or will be a party has been or will be duly executed and delivered by such Shareholder, and once executed, will constitute, a legal, valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity (regardless of whether enforcement is considered a proceeding at law or equity).

4.3                Non‑Contravention.  The execution, delivery and performance by such Shareholder of this Agreement and each Ancillary Agreement to which such Shareholder is or will be a party did not and will not (a) (i) with respect to any Shareholder that is an entity, violate the organizational or governing documents of such Shareholder or any of such Shareholder’s subsidiaries or (ii) violate the organizational or governing documents of the Companies, or (b) violate any applicable Law or Order.

4.4                Litigation.  Except as disclosed on Schedule 4.4, there is no action, suit, investigation, arbitration, or administrative or other proceeding pending or, to the knowledge of such Shareholder, threatened against or affecting such Shareholder, and such Shareholder is not subject to or bound by any Order, in either case that would prevent or otherwise interfere with the ability of such Shareholder to consummate the transactions contemplated by this Agreement or to otherwise perform his, her, or its obligations under this Agreement or any Ancillary Agreement to which such Shareholder is or will be a party.

4.5               Finders’ Fees.  Except as disclosed on Schedule 4.5, there is no investment banker, broker, finder, or other intermediary that has been retained by or is authorized to act on behalf of such Shareholder or any Affiliate thereof, who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.  All amounts disclosed on Schedule 4.5 or required to be paid to the investment banker, broker, finder, or other intermediary set forth thereon shall be a Selling Expense, payable as set forth in this Agreement.
V  REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

The Purchaser represents and warrants to the Shareholders as follows:

5.1               Organization.  The Purchaser is duly formed, validly existing, and in good standing as a corporation under the Laws of the State of Delaware.  The Purchaser has the requisite corporate power and authority and any Permits, consents and approvals required to acquire, purchase and own the Shares and operate its business.  The Purchaser has made available to the Shareholders true and complete copies of its Organizational Documents.  The Purchaser is not in violation of any provision of its Organizational Documents.

5.2               Authorization; Enforceability.  The Purchaser’s execution, delivery, and performance of this Agreement and each Ancillary Agreement to which the Purchaser is or will be a party and the consummation of the transactions contemplated hereby and thereby, are within the Purchaser’s capacity, power and authority and have been duly authorized by all necessary third party action.  The Purchaser has all requisite capacity, power and authority, as the case may be, to become a party to, and to consummate the transactions contemplated by, this Agreement and each Ancillary Agreement to which the Purchaser is or will be a party.  This Agreement and each Ancillary Agreement to which the Purchaser is or will be a party has been or will be duly executed and delivered by the Purchaser, and once executed, will constitute, a legal, valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with their respective terms subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity (regardless of whether enforcement is considered a proceeding at law or in equity.

5.3                Non‑Contravention.  The execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which the Purchaser is or will be a party did not and will not (a) violate the governing or Organizational Documents of the Purchaser or any of the Purchaser’s subsidiaries, (b) violate any applicable Law or Order, (c) require any filing with or permit, consent, or approval of, or require the giving of any notice to (including under any right of first refusal or similar provision), any court or other Person (including filings, consents, approvals required under any Permits, or any leases, franchises, contracts, or other filings, consents or approvals required under any Permits, or any leases, franchises, contracts or other agreements to which the Purchaser will be a party), (d) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, or acceleration of any right or obligation of, the Purchaser, or to a loss of any benefit to which the Purchaser is entitled, under any material Contract or any material Permit or (e) result in the creation or imposition of any Lien on any material assets of the Purchaser.

5.4               Finders’ Fees.  Except as disclosed on Schedule 5.4, there is no investment banker, broker, finder, or other intermediary that has been retained by or is authorized to act on behalf of the Purchaser or any Affiliate thereof, who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement, and all amounts disclosed on Schedule 5.4 and all obligations thereunder shall be paid by, and remain an obligation of, Purchaser.

VI  CERTAIN COVENANTS

6.1               No Indebtedness or Liens.  At or prior to the Closing, the Shareholders shall cause, or shall have caused, the Companies to satisfy all outstanding Indebtedness, except as disclosed on Schedule 6.1 and included in the Final Adjustment Statement.  At or prior to the Closing, the Shareholders shall cause, or shall have caused, the Companies to terminate all Liens on or against any assets or equity interests of the Companies, other than the Permitted Liens or Liens to be released as a result of the Closing Indebtedness Payments.

6.2               Termination of Shareholder Agreements and Similar Arrangements.  At or prior to the Closing, the Shareholders shall cause, or shall have caused, the termination of any and all voting trusts or agreements, registration rights agreements, pledge agreements, buy‑sell agreements, rights of first refusal or preemptive rights, stockholders agreements, limited liability company member agreements, proxies or similar agreements, arrangements or understandings relating to the Company Securities.

6.3                [Intentionally Omitted.]

6.4                Further Assurances.  From time to time, as and when requested by any Party to this Agreement, the other Parties will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions, as the requesting Party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, in any such case, at the requesting Party’s sole cost and expense.

6.5                Conduct of Business of the Companies.

6.5.1            During the period from the date of this Agreement through the Closing, except to the extent specifically authorized by the terms of this Agreement, each Company will, and the Shareholders will use their best efforts to cause the Companies to conduct its operations only in the Ordinary Course (including managing its working capital in accordance with its past practice and custom) and, without limiting the generality or effect of the foregoing, use its best efforts to:  (a) preserve intact its business organization, (b) keep available the services of its officers and employees, (c) continue in full force and effect without material modification all Policies, (d) pay its Indebtedness and trade and other Accounts Payable punctually when and as the same will become due and payable and perform and observe, in all material respects, its duties and obligations under all Material Contracts, (e) maintain its relationships and goodwill with suppliers, franchisees, distributors, manufacturers, customers, landlords, employees, agents and others having business relationships with it, and (f) take any action that is required so that all representations or warranties of the Companies and the Shareholders are true and correct in all material respects (except for those qualified by materiality, which should be true in all respects) as of the Closing.  Each Company will, and the Shareholders will use their best efforts to cause the Companies to confer with the Purchaser concerning operational matters of a material nature and report periodically to the Purchaser concerning the business, operations, and finances of the Companies.

6.5.2            Without limiting the generality or effect of Section 6.5.1, prior to the Closing, neither Company will, except (i) as set forth in Schedule 6.5.2, (ii) or as required by applicable Law, or (iii) as otherwise contemplated by this Agreement, without the prior written consent of the Purchaser take any action or suffer any event described in Section 3.9.

6.6                Exclusive Dealing.  During the period from the date of this Agreement to the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Shareholders will not, nor shall the Shareholders permit the Companies, any of their Affiliates, or other representatives of any of the foregoing (including advisors, agents, attorneys, employees, or consultants) to, take any action to, directly or indirectly, encourage, initiate, solicit, or engage in discussions or negotiations with, or provide any information to any Person, other than the Purchaser (and its Affiliates and Representatives), concerning any purchase of any interests or any merger, asset sale, contribution, recapitalization, investment in, or similar transaction involving any Company.  From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Shareholders will, and will cause the Companies to, promptly (and in any event within two Business Days thereof) disclose to the Purchaser the existence or occurrence of any proposal or contract that it, he or she or any of their representatives described above may receive or become aware of in respect of any such transaction and the identity of the Person from whom such a proposal or Contract is received.

6.7               Review of the Companies.  Prior to the Closing, the Shareholders will, and will cause the Companies to, permit the Purchaser and the Purchaser’s current or prospective lenders, directly or through their respective Affiliates or representatives, to review the properties, books, and records of the Companies and their financial and legal conditions to the extent the Purchaser or the Purchaser’s current or prospective lenders deems it necessary or advisable to familiarize itself with such properties and other matters.  The Shareholders will, and will cause the Companies to, permit the Purchaser and the Purchaser’s current or prospective lenders and their representatives to have, after the date of execution of this Agreement, reasonable access to the premises and to all the books and records of the Companies and to cause the officers of the Companies to furnish the foregoing with such financial and operating data and other information with respect to the Business, properties, assets and liabilities of the Companies as the foregoing may from time to time reasonably request.  The Shareholders will, and will cause the Companies to, deliver or cause to be delivered to the Purchaser and the Purchaser’s current or prospective lenders such additional instruments, documents, and certificates as they may reasonably request for the purpose of (a) verifying the information set forth in this Agreement or on any Schedule attached to this Agreement and (b) consummating or evidencing the transactions contemplated by this Agreement.

6.8                Reasonable Efforts.

6.8.1            The Companies will, and the Shareholders will cause the Companies to, and the Purchaser will, cooperate and use its reasonable efforts to take, or cause to be taken, all appropriate actions (and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws) to consummate and make effective the transactions contemplated by this Agreement, including their respective reasonable efforts to obtain, prior to the Closing, all Permits and consents of parties to contracts with the Companies, as applicable, as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the transactions contemplated by this Agreement.  Notwithstanding any other provision of this Agreement, in no event will any Party or any of its Affiliates (including the Companies before or after the Closing) be required to (a) enter into or offer to enter into any divestiture, hold‑separate, business limitation, or similar agreement or undertaking in connection with this Agreement or the transactions contemplated by this Agreement or (b) make any payment in connection with any consent or approval or condition to Closing set forth in any section of Article VIII that is necessary or advisable for the Shareholders or the Companies to obtain or satisfy in order to consummate the transactions contemplated by this Agreement.

6.8.2            Without limiting the generality of Section 6.8.1, the Companies will provide, and the Shareholders will cause the Companies and the representatives and advisors of the Shareholders and the Companies to provide to the Purchaser all cooperation reasonably requested by the Purchaser in connection with the arrangement of, and closing on, the financing contemplated by Section 8.1.11, which cooperation shall include, all at the sole cost and expense of Purchaser:  (a) assisting with the syndication of the financing by having senior management, representatives and advisors of the Companies participate in a reasonable number of meetings and other direct contact with the lenders; (b) assisting in the preparation of a reasonable and customary Confidential Information Memorandum for the financing and other customary marketing materials to be used in connection with the syndication of the financing; and (c) providing such customary information regarding the Companies as may be reasonably requested by the lenders in connection with the structuring, arrangement and syndication of the financing.

VII  TAX MATTERS

The following provisions of this Article VII shall govern the allocation between the Purchaser and Shareholders of responsibility for certain Tax matters involving the Companies following the Closing Date.  In the event of any conflict between the provisions of this Article VII and any other provision of this Agreement, the provisions of this Article VII shall control.

7.1                Preparation of Tax Returns; Control of Audits; Tax Refunds.

7.1.1            The Purchaser shall cause the Companies to prepare or cause to be prepared for filing by the Companies all Tax Returns for the Companies for all Tax periods ending on or before the Closing Date (the “Pre‑Closing Periods”) that are due after the Closing Date.  Such Tax Returns shall be prepared in a manner consistent with the terms of this Agreement and the Companies’ past practices, except to the extent required by applicable Law.  Such Tax Returns (including any related work papers or other information reasonably requested by the Purchaser), shall be provided to the Shareholders’ Representative for his review not later than forty‑five (45) Business Days before the due date for filing such Tax Returns (including extensions).  If the Shareholders’ Representative does not provide the Purchaser with a written description of the items in the Tax Returns or the tax statement that the Shareholders’ Representative intends to dispute within fifteen (15) Business Days following the delivery to the Shareholders’ Representative of such documents, the Shareholders’ Representative shall be deemed to have accepted and agreed to such documents in the form provided, and the Purchaser shall thereafter cause all such Tax Returns to be timely filed by the Companies.  The Shareholders’ Representative and the Purchaser agree to consult with each other and to negotiate in good faith any timely‑raised issue arising as a result of the review of such Tax Returns or the tax statement to permit the filing of such Tax Returns as promptly as possible, which good faith negotiations shall include each side exchanging in writing their positions concerning the matter or matters in dispute and a meeting to discuss their respective positions.  In the event the parties are unable to resolve any dispute within ten (10) Business Days following the delivery of written notice by the Shareholders’ Representative of such dispute, the Shareholders’ Representative and the Purchaser shall jointly request the Accounting Referee to resolve any issue in dispute at least five (5) Business Days before the due date of such Tax Return, in order that such Tax Return may be timely filed.  The Accounting Referee shall make a determination with respect to any disputed issue within five (5) Business Days before the due date (including extensions) for the filing of the Tax Return in question, and the Purchaser shall cause the Companies to file such Tax Return on the due date (including extensions) therefor in a manner consistent with the determination of the Accounting Referee.  The determination of the Accounting Referee shall be binding on all parties; provided that any such determination shall be limited to the resolution of issues in dispute.  The fees and disbursements of the Accounting Referee shall be borne by the Party (i.e., the Shareholders, on the one hand, and the Purchaser, on the other hand,) that assigned amounts to items in dispute that were, on a net basis, further in amount from the amount fully determined by the Accounting Referee (or equally in the event the parties assigned amounts were, on a net basis, less than $25,000 from the amount fully determined by the Accounting Referee), provided that the fees payable by the Shareholders shall be paid from the Escrow Fund to the extent of available funds.  Any Pre‑Closing Tax Liabilities (as such term is defined herein) shown as due and owing on all such Tax Returns, other than to the extent that an accrual with respect to such Tax is included as a Current Liability or is reserved for and taken into account for purposes of determining Closing Date Balance Sheet shall be paid from the Escrow Account, and, to the extent such amount is not sufficient to cover the Pre‑Closing Tax Liabilities, then from the Shareholders.

7.1.2            In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts, or payroll of  the Companies for the Pre‑Closing Tax Period shall be determined based on a closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass‑through entity in which either Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of Companies for a Straddle Period that relates to the Pre‑Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.  The Purchaser shall cause the Company to prepare or cause to be prepared, and file or cause to be filed, all Tax Returns for the Straddle Periods.  Such Tax Returns shall be prepared in a manner consistent with the Companies’ past practices, except to the extent required by applicable Law.  Such Tax Returns (including any related work papers or other information reasonably requested by the Shareholders’ Representative) shall be provided to the Shareholders’ Representative for his review not later than forty‑five (45) Business Days before the due date for filing such Tax Returns (including extensions).  If the Shareholders’ Representative does not provide the Purchaser with a written description of the items in the Tax Returns or the tax statement that the Shareholders’ Representative intends to dispute within fifteen (15) Business Days following the delivery to the Shareholders’ Representative of such documents, the Shareholders shall be deemed to have accepted and agreed to such documents in the form provided, and the Purchaser shall thereafter cause such Tax Returns to be timely filed by the Companies in the form provided to the Shareholders’ Representative.  The Purchaser and the Shareholders’ Representative agree to consult with each other and to negotiate in good faith any timely‑raised issue arising as a result of the review of such Tax Returns or the tax statement to permit the filing of such Tax Returns as promptly as possible, which good faith negotiations shall include each side exchanging in writing their positions concerning the matter or matters in dispute and a meeting to discuss their respective positions.  In the event the parties are unable to resolve any dispute within ten (10) Business Days following the delivery of written notice by the Shareholders’ Representative of such dispute, the Purchaser and the Shareholders’ Representative shall jointly request the Accounting Referee to resolve any issue in dispute at least five (5) Business Days before the due date of such Tax Return, in order that such Tax Return may be timely filed.  The Accounting Referee shall make a determination with respect to any disputed issue within five Business Days before the due date (including extensions) for the filing of the Tax Return in question, and the Purchaser shall cause the Companies to file such Tax Return on the due date (including extensions) therefor in a manner consistent with the determination of the Accounting Referee.  The determination of the Accounting Referee shall be binding on all parties; provided that any such determination shall be limited to the resolution of issues in dispute.  The fees and disbursements of the Accounting Referee shall be borne by the Party (i.e., the Shareholders, on the one hand, and the Purchaser, on the other hand), that assigned amounts to items in dispute that were, on a net basis, furthest in amount from the amount finally determined by the Accounting Referee (or equally in the event the parties assigned amounts were, on a net basis, less than $25,000 from the amount finally determined by the Accounting Referee), provided that the fees payable by the Shareholders shall be paid from the Escrow Fund to the extent of available funds.  In addition to the Straddle Period Tax Returns prepared by the Purchaser pursuant to this Section 7.1.2, the Purchaser shall also submit to the Shareholders’ Representative, together with such Straddle Period Tax Returns, a proposed allocation of the Taxes with respect to any such Straddle Period for which the Shareholders are responsible pursuant to Section 7.5 hereof (“Shareholders’ Straddle Period Allocation”), and the dispute resolution mechanism set forth in this Section 7.1.2 shall also apply with respect to such proposed Shareholders’ Straddle Period Allocation.  The Pre‑Closing Tax Liabilities shall be paid from the Escrow Account, and, to the extent such amount is not sufficient to cover the Pre‑Closing Tax Liabilities, then from the Shareholders.

7.1.3            The Purchaser and the Shareholders’ Representative shall cooperate fully in connection with the filing of Tax Returns pursuant to this Section 7.1 and, subject in all respects to the provisions of Section 7.2 hereof, in connection with any audit, litigation or other proceeding with respect to Taxes of the Companies.  Such cooperation shall include the reasonable furnishing or making available during normal business hours of personnel, powers of attorney, and the retention and (upon a Party’s request) the provision of records and information that are reasonably relevant to the preparation of any such Tax Return or to any such audit, litigation or other proceeding.  The Purchaser and the Shareholders’ Representative shall (a) retain or cause to be retained all books and records that are in its or his possession with respect to Tax matters pertinent to the Companies relating to any Pre‑Closing Period or Straddle Period until the expiration of the applicable statute of limitations (and, to the extent notified by the Purchaser or the Shareholders’ Representative, any extension thereof) of the applicable taxable periods, and abide by all record retention agreements entered into with any Governmental Authority, and (b) give the other parties hereto reasonable written notice before transferring, destroying or discarding any such books and records and, if the other Party so requests, the Purchaser or the Shareholders’ Representative, as the case may be, shall allow the other Party to take possession of such books and records.  The Purchaser and the Shareholders’ Representative in all events shall retain tax records for at least seven (7) years following the Closing.  To the extent that action by the Purchaser, the Companies or the Shareholders is required by applicable laws, regulations or administrative pronouncements in order to extend any statute of limitation for any Tax Return, claim, audit, litigation or other proceeding involving the Company, such party shall take such action as is necessary to extend a statute of limitations where such extension is reasonably requested by the other party in connection with the preparation by such other party of such Tax Return or defense by such other party of such Tax Contest, claim, litigation or other proceeding.  Purchaser, the Company and the Shareholders further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from a Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

7.1.4            The Purchaser and the Shareholders’ Representative shall, upon request, use their commercially reasonable efforts to obtain any certificate or other document from any Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transaction contemplated hereby).

7.2               Tax Claims.  In the event a claim is made or a deficiency alleged following the Closing relating to any Company by the IRS or any other taxing authority, which, if successful, would result in a loss or liability in respect of which indemnity properly may be sought against the Shareholders, jointly and severally, pursuant to this Agreement (collectively, an “Indemnity Tax Matter”), then the following shall apply:

7.2.1            After the Companies receive actual notice of such claim or alleged deficiency, the Purchaser shall, or the Purchaser shall cause the Companies to, promptly notify the Shareholders’ Representative in writing of such claim or alleged deficiency and shall at that time provide the Shareholders’ Representative with such material as Buyer has received from the IRS or other applicable taxing authority showing the IRS’s or such taxing authority’s basis for asserting a claim for the indemnifiable amounts.

7.2.2            The Shareholders’ Representative shall have the right to represent the interests of the Companies before the relevant Governmental Authority with respect to any Indemnity Tax Matter and shall have the right to control the defense, compromise or other resolution of any such Indemnity Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Indemnity Tax Matter.  The Purchaser shall have the right (but not the duty) to participate in the defense of such Indemnity Tax Matter and to employ counsel, at the Purchaser’s own expense, separate from counsel employed by the Shareholders’ Representative on behalf of the Shareholders, and the Shareholders’ Representative shall keep the Purchaser informed with respect to the commencement, status and nature of any such Indemnity Tax Matter and will, in good faith, allow the Purchaser to consult with it regarding the conduct of or positions taken in any such Action.

7.2.3            Notwithstanding the provisions of Section 7.2.2, the Shareholders’ Representative shall not settle or compromise any Indemnity Tax Matter without the prior written consent of the Purchaser, which shall not be unreasonably withheld, conditioned, or delayed.

7.2.4            Any amounts that may be due in respect of tax indemnity claims pursuant to this Article VII shall be paid first from the Escrow Account and, if that is not sufficient, then from the Shareholders.

7.2.5            If Purchaser receives a refund of all or any part of any amount paid with respect to additional Liabilities attributable to Taxes of the Companies for the Pre‑Closing Tax Period (or if an amount which otherwise would have been a refund was used to offset another unrelated liability of Purchaser (an “Applied Amount”)), except to the extent such refund or Applied Amount was accrued as an asset on the Closing Balance Sheet or has otherwise resulted in a positive adjustment to the Transaction Consideration, then Purchaser shall pay to the Shareholders’ Representative an amount equal to the sum of the amount of such refund (or such Applied Amount), plus any interest received on such refund (or that would have been received if such Applied Amount had been refunded to Buyer) attributable to any taxes paid by the Shareholders to or for Purchaser or the Companies.

7.3               Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, value added, and other such similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the transactions contemplated by this Agreement, will be borne and paid by the Shareholders when due, and the Shareholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees.

7.4                Certain Definitions.  For purposes of this Article VII the following terms shall have the following meanings:  "Post‑Closing Tax Period" means any taxable period beginning after the Closing Date.  "Pre‑Closing Tax Period" means any taxable period ending on or before the Closing Date, including without limitation the pre‑Closing portion of any Straddle Period.

7.5               Liability for Taxes.  The Shareholders will be solely responsible, jointly and severally, for the following Taxes (collectively, the "Pre‑Closing Tax Liabilities"):  (i) all Taxes imposed upon the Shareholders, (ii) all Taxes imposed upon any Company with respect to Pre‑Closing Tax Periods, except to the extent accrued on the Closing Balance Sheet or has otherwise resulted in a negative adjustment to the Transaction Consideration; and (iii) with respect to Straddle Periods (if any), all Taxes imposed upon any Company which are allocable, pursuant to Section 7.1.2, to the Pre‑Closing portion of such Straddle Period.

VIII  CONDITIONS TO CLOSING

8.1                Conditions to Obligations of the Purchaser at the Closing.  The obligations of the Purchaser to consummate the Closing are subject to the satisfaction of the following conditions.  Any condition specified in this Section 8.1 may be waived if consented to by the Purchaser; provided, however, that no such waiver shall be effective against the Purchaser unless it is set forth in writing signed by the Purchaser.

8.1.1            Representations, Warranties and Covenants of the Companies and the Shareholders.  (a) Each of the representations and warranties of the Companies and the Shareholders made in this Agreement shall be true and correct in all material respects (or, if any specific representation or warranty of the Companies or the Shareholders is expressly qualified by concepts of “materiality” or “Material Adverse Effect,” then such representations and warranties shall be true and correct in all respects) as of the date of this Agreement and as of the Closing (as if made anew at and as of the Closing); (b) the Shareholders shall, and shall have caused the Companies to, have performed and complied in all material respects (except for those covenants set forth in Section 2.1.1 which shall have been performed in all respects) with all terms, agreements and covenants contained in this Agreement required to be performed or complied with by the Shareholders or the Companies on or before the Closing Date; and (c) the Shareholders shall have delivered to the Purchaser a certificate dated the Closing Date, confirming the satisfaction of the conditions contained in Sections 8.1.1 (Representations, Warranties and Covenants of the Companies and the Shareholders), 8.1.3 (No Injunction, Etc.), 8.1.4 (No Proceedings), 8.1.5 (Required Filings), 8.1.7 (Third Party Consents; Governmental Approvals), 8.1.8 (No Material Adverse Change), 8.1.12 (Release of Liens) and such other evidence of compliance with their obligations as the Purchaser may reasonably request.

8.1.2            Officer’s Certificate.  The Companies shall have delivered to the Purchaser a certificate from an officer of each Company, dated as of the Closing Date, certifying that (i) the Organizational Documents of such Company attached to the certificate are true and complete; (ii) such Organizational Documents have been in full force and effect in the form attached from and after the date of the adoption of the resolutions referred to in clause (iii) below and no amendment to such Organizational Documents has occurred since the date of the last amendment annexed thereto, if any; and (iii) the resolutions adopted by the shareholders and the board of directors of each Company (or a committee thereof duly authorized) authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements, and the consummation of all other transactions contemplated by this Agreement, as determined by the Purchaser in its reasonable discretion, attached to the certificate, were duly adopted at a duly convened meeting thereof, at which a quorum was present and acting throughout or by unanimous written consent, remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto.

8.1.3            No Injunction, Etc.  No provision of any applicable Law and any Order or proceeding shall be in effect that shall prohibit or restrict the consummation of the Closing, or that shall impact adversely the operation of the Business.

8.1.4            No Proceedings.  No proceeding challenging this Agreement, the Ancillary Agreements or the transactions contemplated by this Agreement or the Ancillary Agreements or seeking to prohibit, alter, prevent, or materially delay the Closing or seeking Damages incident to this Agreement, the Ancillary Agreements or the transactions contemplated by this Agreement or the Ancillary Agreements, shall have been instituted by any Person before any Governmental Authority and be pending.

8.1.5            Required Filings.  All actions by or in respect of, or filings by, the Companies or the Shareholders with any Person required to permit the consummation of the Closing shall have been taken or made.

8.1.6            Ancillary Agreements.  Each of the Ancillary Agreements shall have been executed and delivered by the Companies, the Shareholders and any other parties that are, as contemplated by this Agreement, to become a party thereto.

8.1.7            Third Party Consents; Governmental Approvals.  All consents, approvals, or waivers, if any, disclosed on any Schedule attached to this Agreement or otherwise required to be obtained by Shareholders or the Company in connection with the consummation of the transactions contemplated by this Agreement shall have been received.  All of the consents, approvals, authorizations, exemptions, and waivers from of filings with Governmental Authorities that shall be required in order to enable the Purchaser to consummate the transactions contemplated by this Agreement shall have been obtained.

8.1.8            No Material Adverse Change.  No change, event, occurrence, or circumstance shall have occurred or arisen since the date of this Agreement that, individually or when considered together with all other matters, has had or would reasonably be expected to have a Material Adverse Effect.

8.1.9            Good Standing Certificates.  The Shareholders shall have caused the Companies to have delivered to the Purchaser (a) a certificate of good standing for FTW Holdings from the Secretary of State of the State of Delaware, and (b) a certificate of good standing for FWP from the Secretary of State of the State of Indiana, in each case as of a date within ten (10) Business Days of the Closing Date.

8.1.10        Closing Certificate.  The Shareholder Representative shall have delivered to the Purchaser the Closing Certificate reasonably acceptable to the Purchaser.

8.1.11        Acquisition Debt Financing.  Purchaser shall have obtained financing on terms and conditions acceptable to Purchaser.

8.1.12        Release of Liens.  Except for Permitted Liens and as disclosed on Schedule 6.1, all Liens on or against any assets or Securities of the Companies shall have been released, and the Shareholder Representative shall have provided the Purchaser with documentation reasonably satisfactory to the Purchaser evidencing such release.

8.1.13        Stock Certificates and Transfer Powers.  The Shareholders shall have delivered to the Purchaser the certificates, or affidavits of loss in lieu thereof, representing all of the Shares (duly endorsed in blank or accompanied by duly executed transfer documents).

8.1.14         Restrictive Covenants and Release Agreements.  Each Close Shareholder  shall have entered into restrictive covenants and release agreements with the Company in substantially the form attached hereto as Exhibit B (the “Restrictive Covenants Agreement”).

8.1.15         FIRPTA Compliance.  The Purchaser shall have received from each Shareholder a properly executed certificate of non‑foreign status in a form reasonably acceptable to Purchaser in accordance with Treasury Regulation Section 1.1445‑2(b).

8.1.16        Termination of Interested Transaction Agreements.  The Companies shall have terminated each of the Interested Transaction Agreements and any and all similar agreements, arrangements or understandings relating to same.

8.1.17        Other Deliveries.  The Companies and the Shareholders shall have delivered such other usual and customary documents, instruments, and certificates as the Purchaser may reasonably request.

8.1.18        Joinder.  Each Shareholder who has not executed this Agreement as of the date hereof shall have executed the Joinder substantially in the form of Exhibit D attached hereto (“Joinder”).

8.1.19       Board of Director Resignations.  The Companies shall have delivered evidence of the resignation of each Company's board of directors effective as of the Closing.

8.1.20        401(k) Plan.  Effective no later than the day immediately preceding the Closing Date, the Companies shall have terminated their 401(k) Plan by proper board action pursuant to board resolutions and other documentation approved by Purchaser.

8.2                Conditions to Obligations of the Shareholders at the Closing.  The obligations of the Shareholders to consummate the Closing are subject to the satisfaction of the following conditions.  Any condition specified in this Section 8.2 may be waived if consented to by the Shareholders' Representative; provided, however, that no such waiver shall be effective against the Shareholders unless such waiver is set forth in writing signed by the Shareholders' Representative.

8.2.1            Representations, Warranties, and Covenants of the Purchaser.  (a) Each of the representations and warranties of the Purchaser made in this Agreement shall be true and correct in all material respects (or, if any specific representation or warranty of the Purchaser is expressly qualified by concepts of “materiality” or “Material Adverse Effect,” then such representations and warranties shall be true and correct in all respects) as of the date of this Agreement and as of the Closing (as if made anew at and as of the Closing); and (b) the Purchaser shall have performed and complied with all terms, agreements and covenants contained in this Agreement required to be performed or complied with by the Purchaser on or before the Closing Date in all material respects (except for those covenants set forth in Section 2.1.1 which shall have been performed in all respects).

8.2.2            No Injunction, Etc.  No provision of any applicable Law and no Order shall be in effect with respect to the Purchaser that shall prohibit the consummation of the Closing.

8.2.3            Ancillary Agreements.  Each of the Ancillary Agreements to which the Purchaser is a party shall have been executed and delivered by the Purchaser or its designee.

8.2.4            No Material Adverse Change.  No change, event, occurrence, or circumstance shall have occurred or arisen since the date of this Agreement that, individually or when considered together with all other matters, has had or would reasonably be expected to have a Material Adverse Effect with respect to the Company.

8.2.5            Joinders.  Any Shareholder who has not executed this Agreement shall have executed a Joinder.

IX  SURVIVAL; INDEMNIFICATION

9.1               Survival.  The representations and warranties of the Parties contained in this Agreement or in any certificates or other writing delivered pursuant to this Agreement or in connection herewith (but not covenants, which will survive the Closing indefinitely in accordance with their terms) will survive the Closing for 18 months thereafter; provided, however, that (a) the representations and warranties contained in Section 3.1 (Existence and Qualification), Section 3.2 (Authorization; Enforceability), Section 3.3 (Non‑Contravention; Consents, Restrictive Documents), Section 3.4 (Capitalization), Section 3.7 (Interested Transactions), Section 3.20 (Interests in Counterparties), Section 3.28 (Absence of Certain Business Practices), and Section 3.30 (Finders’ Fees), Sections 4.1, 4.2, 4.3 and 4.5 (Shareholder Representations), and Article V (Purchaser Representations) shall survive the Closing indefinitely, and (b) the representations and warranties contained in Section 3.8 (Tax Matters) (collectively, the representations and warranties listed in the foregoing (a) and (b), the “Fundamental Reps”) shall survive the Closing until sixty (60) days past the expiration of the statute of limitations applicable to matters covered thereby (after giving effect to any waiver or extension thereof granted by the applicable Party or the pendency of any litigation or dispute resolution process), (c) the representations and warranties contained in Section 3.19 (Plans and Material Documents) shall survive the Closing for 4 years thereafter, (d) subject to the limitations contained in Section 9.2.3(a), the representations and warranties contained in Section 3.18 (Environmental Matters) shall survive the Closing for 4 years thereafter, and (e) the representations and warranties and certifications contained in the certificates delivered pursuant to Sections 8.1.1 and 8.1.2 shall survive for the same duration that the representations and warranties to which they are applicable survive.  Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity has been given to the Party against whom such indemnification may be sought prior to such time.  Subject to any applicable statutes of limitations, all covenants and agreements of the Parties contained in this Agreement will survive the Closing indefinitely in accordance with their terms.

9.2                Indemnification by Shareholders.

9.2.1            Subject to the terms and conditions of this Article IX, the Shareholders shall jointly and not severally, indemnify, defend, and hold harmless the Purchaser and its directors, officers, and employees, and, after the Closing, the Companies (collectively, all of the foregoing the “Purchaser Indemnified Parties”) against any and all Damages actually incurred or suffered by the Purchaser Indemnified Parties to the extent resulting from:

(a)            any failure (or any claim by any third party which, if true, would constitute a failure) of any representation or warranty made by the Company or any Shareholder in this Agreement or any certificate delivered pursuant to this Agreement to be true and correct as of the date hereof and as of the Closing; provided, that no Shareholder shall be required to indemnify, defend or hold harmless any Purchaser Indemnified Party with respect to a breach of any representation or warranty made by another Shareholder pursuant to Article IV;

(b)            any breach (or any claim by any third party which, if true, would constitute a breach) of any covenant or agreement made or to be performed by any Shareholder pursuant to this Agreement; provided, that no Shareholder shall be required to indemnify, defend or hold harmless any Purchaser Indemnified Party with respect to a breach of any covenant or agreement made or to be performed by another Shareholder pursuant to this Agreement; or

(c)            any Pre‑Closing Tax Liabilities.

9.2.2           Time Limitations.  The Purchaser Indemnified Parties shall have no right to recover any amounts pursuant to Section 9.2.1(a) unless on or before the relevant survival date specified in Section 9.1 (the “Survival Date”), Purchaser notifies the Shareholders’ Representative of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Purchaser.  Any indemnification claim by a Purchaser Indemnified Party pursuant to Section 9.2.1(b) shall be required to be made by delivering notice to Shareholders’ Representative no later than the expiration of the applicable statute of limitations.

9.2.3            Limitations on Indemnification of the Purchaser Indemnified Parties.

(a)            The parties acknowledge and agree that the Transaction Consideration was reduced by $500,000 (“Environmental Price Reduction”) to compensate the Purchaser for certain known Environmental Conditions that have been identified in the Environmental Reports obtained by Buyer and listed on Schedule 9.2.3 (“Known Environmental Conditions”).  Notwithstanding anything to the contrary stated herein, Shareholders shall not be liable for any Known Environmental Condition and shall only be liable for Damages for a breach of any representation or warranty of the Shareholders set forth in Section 3.18 (Environmental Matters) or for any other Environmental Condition to the extent that the Environmental Condition upon which the claim for Damages has been made: (i) has not been disclosed in the Environmental Reports or does not relate to pollutants or issues identified in the Environmental Reports, (ii) was created prior to the Closing, (iii) requires remediation from State or Federal regulatory authorities, and (iv) consists of pollutants that are not naturally occurring in and around the Company Real Property or are naturally occurring in and around the Company Real Property but exceed common background levels beyond what is typical in that location (“Permissible Environmental Claims”).  If the Company or Purchaser makes a Permissible Environmental Claim, the Company shall also provide the Shareholders’ Representative with its documented out-of-pocket expenses to remediate the Known Environmental Conditions up to the amount of the Environmental Price Reduction.  If the Company has not used the full amount of the Environmental Price Reduction for Known Environmental Conditions, any Permissible Environmental Claim that is determined to be final and binding on the Shareholders shall be reduced by the amount that has not been spent on Known Environmental Conditions, provided that Buyer may at a later date not to exceed six years from Closing (and notwithstanding the expiration of any representation or warranty after the date Purchaser notifies the Shareholders’ Representative of such Permissible Environmental Claim) provide additional documentation that additional amounts have been spent on Known Environmental Conditions, at which point such final and binding Permissible Environmental Claim shall be payable by the Shareholders up to the amount previously not spent on Known Environmental Conditions.  The term “Environmental Reports” shall mean each environmental report listed on Schedule 3.18.2 and each environmental report obtained by Purchaser prior to Closing with respect to the Company Real Property and listed on Schedule 9.2.3.

(b)            The Purchaser Indemnified Parties shall have no right to recover any amounts pursuant to Section 9.2.1(a) or Section 9.2.3(a) until the total amount of such Damages incurred by the Purchaser Indemnified Parties under Section 9.2.1(a), in the aggregate, exceeds $100,000 (the “Basket”), in which case the Purchaser Indemnified Parties will be entitled to recover all Damages in excess of the Basket; provided, however, the Basket shall not apply to a breach of the Fundamental Reps or the representations and warranties contained in Section 3.24 (Indebtedness) or Section 3.15 (Accounts Receivable; Accounts Payable), or in the case of fraud or intentional misrepresentation.

(c)            The aggregate liability of the Shareholders for Damages under Section 9.2.1(a) or Section 9.2.3(a) shall not exceed $1,500,000 (the “Cap”); provided, however, the Cap shall not apply to a breach of the Fundamental Reps or the representations and warranties contained in Section 3.24 (Indebtedness), or in the case of fraud or intentional misrepresentation.

(d)            Waiver of Subrogation and Rights.  The Shareholders (a) expressly waive any rights of indemnification of the Shareholders against the Company for acts, circumstances, and events that give rise to indemnification obligations of the Shareholders arising under this Section 9.2, but, for avoidance of doubt, this waiver does not release claims for indemnity relating to third party claims that may be asserted against the Shareholders in connection with the good faith, lawful performance of their duties as officers or employees of the Company, so long as there is no failure or breach as contemplated in Section 9.2.1(a) or (b), and (b) agree and acknowledge that they will have no right of contribution from, or right of subrogation against, the Company in the event they are required to take, or refrain from taking, any action, whether by the payment of money or otherwise, as a result of this Section 9.2, except as set forth in clause (a) above.

(e)            Notwithstanding that the indemnification obligations of the Shareholders shall be joint and several, the indemnification obligation of each Shareholder, other than the Majority Shareholders, shall be limited by the amount of the Transaction Consideration that such Shareholder actually receives as a result of the transactions contemplated hereby.

(f)            No claim for indemnification may be made by Purchaser for a breach of a representation or warranty to the extent that (i) there are reserves set aside on the Final Adjustment Statement, or (ii) there is a reduction to the Transaction Consideration under Section 2.5, in each case for the specific liability for which indemnification is sought with respect to such representation or warranty.

(g)            Any indemnity payable pursuant to Section 9.1(a) shall be paid first from the Escrow Fund pursuant to the Escrow Agreement until the Escrow Fund has been depleted.

(h)            To the extent that Purchaser makes an indemnification claim with respect to an account receivable of the Companies attributable to periods prior to the Closing Date, then upon Purchaser’s recovery from the Shareholders of the amount of the indemnification claim, that account receivable shall be assigned by Purchaser to the Shareholder’s Representative by instrument reasonably acceptable to the Shareholder’s Representative.

9.3                Indemnification by Purchaser.

9.3.1            Subject to the terms and conditions of this Article IX, the Purchaser will indemnify, defend, and hold harmless the Shareholders, their Affiliates and their respective officers, directors, managers, stockholders, members, partners, representatives and agents (collectively, the “Shareholder Indemnified Parties”) against any and all Damages actually incurred or suffered by the Shareholder Indemnified Parties to the extent resulting from:  (a) any failure (or any claim by any third party which, if true, would constitute a failure) of any representation or warranty made by the Purchaser in this Agreement or any certificate delivered pursuant to this Agreement to be true and correct as of the date hereof and as of the Closing; (b) any breach (or any claim by any third party which, if true, would constitute a breach) of any covenant or agreement made or to be performed by the Purchaser pursuant to this Agreement, and (c) any claims arising from the operation of the Companies after the Closing (“Assumed Liabilities”) other than to the extent arising out of or in connection with any matter with respect to which any Purchaser Indemnified Party is entitled to indemnification pursuant to Section 9.2.1.

9.3.2            The Shareholder Indemnified Parties shall have no right to recover any amounts pursuant to Section 9.3.1(a) and (b) unless on or before the Survival Date, the Shareholders’ Representative notifies the Purchaser of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Shareholders’ Representative.

9.3.3            The Shareholder Indemnified Parties shall have no right to recover any amounts pursuant to Section 9.3.1(a) until the total amount of such Damages incurred by the Shareholder Indemnified Parties under Section 9.3.1(a), in the aggregate, exceeds the Basket, in which case the Shareholder Indemnified Parties will be entitled to recover Damages (inclusive of the Basket); provided, however, the Basket shall not apply in the case of Assumed Liabilities or fraud or intentional misrepresentation.

9.4                Indemnification Procedures.

9.4.1            Except as provided in Article VII with respect to certain Tax matters, if any Person who or which is entitled to seek indemnification under Section 9.2 or 9.3 (an “Indemnified Party”) receives notice of the assertion or commencement of any Third Party Claim against such Indemnified Party with respect to which the Person against whom or which such indemnification is being sought (an “Indemnifying Party”) is obligated to provide indemnification under this Agreement, the Indemnified Party will give such Indemnifying Party reasonably prompt written notice thereof; provided, however, that if the Indemnified Party receives a complaint, petition, or any other pleading in connection with a Third Party Claim which requires the filing of an answer or other responsive pleading, the Indemnified Party shall furnish the Indemnifying Party with a copy of such pleading at least ten (10) days prior to the date a responsive pleading thereto is required to be filed (or promptly upon receipt by the Indemnified Party, if the Indemnified Party receives such complaint, petition or other pleading within such ten day period).  Such notice by the Indemnified Party will describe the Third Party Claim in reasonable detail, will include copies of all available material written evidence thereof, and will indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party.  The Indemnifying Party will have the right to participate in the defense of such Third Party Claim at the Indemnifying Party’s expense, or at its option (subject to the limitations set forth in this Section 9.4.1) to assume the defense of thereof by appointing a recognized and reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense; provided that:

(a)            The Indemnifying Party must give the Indemnified Party written notice of its election to assume control of the defense of the Third Party Claim within thirty (30) days of the Indemnifying Party’s receipt of notice of the Third Party Claim.  However, if the Indemnifying Party disputes any liability in connection with such matter, the Indemnifying Party may give the Indemnified Party written notice of its disclaimer of liability within thirty (30) days of the Indemnifying Party’s receipt of notice of the Third Party Claim.

(b)            The Indemnified Party shall be entitled to participate in the defense of the Third Party Claim and to employ a recognized and reputable counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnified Party, except that the Indemnifying Party shall pay (i) any reasonable fees and expenses of such separate counsel that are incurred prior to the date the Indemnifying Party effectively assumes control of such defense and (ii) the fees and expenses of such separate counsel if the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party.

(c)            The Indemnifying Party shall not be entitled to assume control of the defense of the Third Party Claim (unless otherwise agreed to in writing by the Indemnified Party) and shall pay, except where the Indemnifying Party disclaims liability, the reasonable fees and expenses of counsel retained by the Indemnified Party if (i) the Indemnifying Party does not unconditionally acknowledge in writing its obligation to indemnify and hold the Indemnified Party harmless with respect to the Third Party Claim, subject to any indemnification limits set forth herein, (ii)  the Third Party Claim relates to or arises in connection with any criminal or quasi‑criminal proceeding, action, indictment, allegation or investigation, (iii) the Third Party Claim seeks injunctive or other equitable relief applicable to the Indemnified Party, or (iv) the Indemnifying Party fails to take reasonable steps necessary to defend diligently the Third Party Claim within ten (10) days after receiving written notice from the Indemnified Party that the Indemnified Party reasonably believes (upon having received written advice with supporting documentation from a recognized and reputable counsel) that the Indemnifying Party has failed to take such steps.

(d)            If the Indemnifying Party has assumed the control and defense of a Third Party Claim, without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim that would lead to loss, liability, or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or which provides for injunctive or other non‑monetary relief applicable to the Indemnified Party, or does not include an unconditional release of all Indemnified Parties.  If the Indemnified Party has assumed the control and defense of a Third Party Claim and the Indemnifying Party disputes its liability with respect thereto, without the prior written consent of the Indemnifying Party, the Indemnified Party will not enter into any settlement of any Third Party Claim that would lead to loss, liability, or create any financial or other obligation on the part of the Indemnifying Party for which the Indemnifying Party is not entitled to indemnification hereunder, or which provides for injunctive or other non‑monetary relief applicable to the Indemnifying Party, or does not include an unconditional release of all Indemnified Parties.

9.4.2            Any claim by an Indemnified Party on account of Damages that does not result from a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) Business Days after the Indemnified Party becomes aware of such Direct Claim.  Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof, and will indicate the estimated amount, if reasonably practicable, of Damages that has been or may be sustained by the Indemnified Party.  The Indemnifying Party will have a period of twenty (20)  Business Days within which to respond in writing to such Direct Claim.  If the Indemnifying Party does not so respond within such twenty (20) Business Day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party at the Indemnifying Party’s expense pursuant to the terms and subject to the provisions of this Agreement.

9.4.3            A failure to give timely notice or to include any specified information in any notice as provided in Section 9.4.1 or 9.4.2 will not affect the rights or obligations of any Party, except and only to the extent that, as a result of such failure, any Party that was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise prejudiced as a result of such failure.

9.4.4            No Party shall be obligated to provide indemnification hereunder if it timely objects to such obligation unless and until a court of competent jurisdiction has determined that the Party from which indemnification is sought is liable or responsible for such Damages in a final, non‑appealable judgment, unless otherwise settled by written agreement of the Parties.  If the party seeking indemnification prevails in such matter, it shall be entitled to collect from the other Party the reasonable attorneys’ fees and expenses it incurred in connection with this Section 9.4.4.

9.5                Miscellaneous Indemnification Provisions.

9.5.1            Right to Assert Claims.  Except as set forth in Sections 9.21(a) and (b), the Purchaser may choose to assert a claim under Section 9.2 against any or all Shareholders.  Any Shareholder against whom a claim is brought under this Article IX shall have a right of contribution against any and all other Shareholders who may also be liable hereunder for such claim; provided, however, that any such recovery shall not apply for purposes of determining the limitations set forth in Section 9.2.3.

9.5.2            Purchaser Knowledge  The right to indemnification or other remedy based upon the representations, warranties, covenants and agreements shall not be affected by any investigation (including any environmental investigation or assessment) conducted or any knowledge acquired or capable of being acquired at any time prior to Closing, with respect to the accuracy or inaccuracy of or compliance with any such representations, warranties, covenants and agreements, except that no indemnification obligation will exist with respect to a breach of a representation or warranty made by Shareholders if (i) the Shareholders can demonstrate that David J.  Feldman, Brian Nichols, James W.  Shaffer or Curt Kroll, on behalf of Purchaser, had actual knowledge (without any implication of due inquiry or constructive knowledge) and understanding that such breach constituted a claim for Damages prior to Closing, (ii) Purchaser failed to disclose the same to Shareholders Representative prior to Closing, and (iii) neither Shareholders nor the Company had actual knowledge of such breach prior to Closing.

9.5.3           Transaction Consideration Adjustment.  The Parties agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Transaction Consideration for Tax purposes, unless otherwise required by Law.

9.5.4           No Consequential Damages.  Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other Person for any consequential, incidental, indirect, special or punitive Damages of such other Person, including loss of future revenue, income or profits, or loss of business reputation or opportunity relating to the breach or alleged breach hereof, unless such Damages are payable to a third party with respect to a Third Party Claim, for which a Party is seeking indemnification hereunder or relate to diminution in value.

9.5.5            For purposes of calculating the amount of any Damages, but not for purposes of determining whether a breach of a representation or warranty has occurred, any and all references qualified by concepts of “materiality” or “material adverse effect” shall be disregarded.

9.5.6            Notwithstanding anything to the contrary in this Agreement, the indemnification provided in this Article IX shall be the sole and exclusive remedy of any Indemnified Party against any Indemnifying Party at law or equity (whether under contract, tort or any other theory of recovery) with respect to Damages arising under this Agreement, except with respect to claims (i) based on fraud or intentional misrepresentation, and (ii) for injunctive or other equitable relief to enforce the provisions of this Agreement or any Ancillary Agreement.

X  MISCELLANEOUS.

10.1            Termination.

10.1.1        This Agreement may be terminated at any time prior to the Closing:

(a)            by the written consent of the Purchaser and the Shareholder's Representative;

(b)            by the Purchaser, if there has been a breach by any Company or any Shareholder of any covenant, representation, or warranty contained in this Agreement that would prevent or has prevented the satisfaction of any condition to the obligations of the Purchaser, as applicable, at the Closing, and such breach has not been waived by the Purchaser, as applicable, or, in the case of a covenant breach, cannot be or has not been cured by the Companies or the Shareholder within the earlier of (i) ten (10) Business Days after written notice thereof from the Purchaser or (ii) the Closing Date;

(c)            by the Shareholder's Representative, if there has been a breach by the Purchaser of any covenant, representation, or warranty contained in this Agreement that would prevent or has prevented the satisfaction of any condition to the obligation of the Shareholders at the Closing, and such breach has not been waived by the Shareholder's Representative or, in the case of a covenant breach, cannot be or has not been cured by the Purchaser, as applicable, within the earlier of (i) ten (10) Business Days after written notice thereof by the Shareholder's Representative or (ii) the Closing Date; or

(d)            the Purchaser or the Shareholder's Representative if the transactions contemplated hereby have not been consummated by February 25, 2014; provided, however, that (i) the Purchaser or the Shareholder's Representative, as applicable, will not be entitled to terminate this Agreement pursuant to this Section 10.1.1(d) if the Purchaser’s breach of this Agreement, on the one hand, or the Companies’ or any Shareholder’s breach of this Agreement, on the other hand, has prevented the consummation of the transactions contemplated by this Agreement.

10.1.2         If this Agreement is terminated pursuant to Section 10.1.1, all further obligations of the Parties under this Agreement (other than pursuant to Section 10.4, which will continue in full force and effect) will terminate without further liability or obligation of either Party to the other parties hereunder; provided, however, that (a) the Purchaser will not be released from liability hereunder if this Agreement is terminated and the transaction abandoned by reason of (i) failure of the Purchaser to have performed its material obligations under this Agreement or (ii) any material misrepresentation made by the Purchaser of any matter set forth in this Agreement and (b) the Companies and the Shareholders will not be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reasons of (i) failure of any of the Companies or any Shareholder to have performed it’s or his material obligations under this Agreement or (ii) any material misrepresentation made by the Companies or any Shareholder of any matter set forth in this Agreement; provided, however, (i) for purposes of clarification the mere failure of a condition to closing in Article VIII to become satisfied shall not alone constitute a failure of a Party to have performed its material obligations under this Agreement, and (ii) notwithstanding anything to the contrary contained herein, the liability of the Shareholders, on the one hand, and the Purchaser, on the other hand, upon termination of this Agreement for any reason shall be limited to $50,000.

10.2             Notices.  Any notice, request, instruction or other document required or permitted to be given under this Agreement by any Party to another Party will be in writing and will be given to such Party (a) at its address set forth in Annex III attached to this Agreement or to such other address as the Party to whom notice is to be given may provide in a written notice to the Party giving such notice or (b) if such Party is a Shareholder, at the address of the Shareholders’ Representative set forth in Annex III or to such other address(es) as may hereafter be specified in a written notice to the Purchaser.  Each such notice, request, or other communication will be effective (x) if given by certified mail, return receipt requested, with postage prepaid addressed as aforesaid, upon receipt (and refusal of receipt shall constitute receipt), (y) one Business Day after being furnished to a nationally recognized overnight courier for next Business Day delivery if a domestic delivery or two Business Days after being furnished to an internationally recognized overnight courier for next Business Day delivery, or (z) on the date sent if sent by electronic mail or facsimile transmission, receipt confirmed in each case, with a copy contemporaneously being sent pursuant to clauses (x) or (y) above.

10.3            Amendments; Waivers.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Purchaser and the Shareholders’ Representative (or by any successor to such Party), or in the case of a waiver, by the Party against whom the waiver is to be effective.  No failure or delay by any Party in exercising any right, power, or privilege under this Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.  The rights and remedies provided will be cumulative and not exclusive of any rights or remedies provided for in this Agreement by Law.

10.4             Expenses.  The Purchaser will pay or cause to be paid the fees and expenses incurred by the Purchaser (and its Affiliates) in connection with the transactions contemplated by this Agreement or relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated by this Agreement.  The Shareholders will pay or cause to be paid the Selling Expenses.  Notwithstanding this Section 10.4, the Company may pay the Selling Expenses of the Shareholders to the extent it has cash available to pay such expenses on or prior to the Closing.

10.5             Successors and Assigns.  The provisions of this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, however, that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party to this Agreement; and, provided, further, that (a) the Purchaser may assign any of its rights under this Agreement to any Affiliate; and (b) the Purchaser and its Affiliates may assign their rights under this Agreement to any of its financing sources as collateral security.

10.6             Shareholders’ Representative.

10.6.1        Except as otherwise provided in this Agreement, any right or action that may be taken at the election of the Shareholders will be taken by a representative of the Shareholders (the “Shareholders’ Representative”) on behalf thereof.  The initial Shareholders’ Representative will be Felix Gaehwiler.  Upon his resignation, the holders of a majority of the voting power of the Company Securities at the time of Closing may designate a successor Shareholders’ Representative.  Any change in the Shareholders’ Representative will become effective upon notice in accordance with Section 10.2.  The Shareholders will indemnify and hold the Purchaser Indemnified Parties and their representatives harmless from any claim of any Shareholder arising out of any act or omission by the Shareholders’ Representative in connection with the transactions contemplated by this Agreement.

10.6.2            Except as otherwise provided in this Agreement, any right or action that may be taken at the election of the Shareholders will be taken by the Shareholders’ Representative on behalf thereof.  Each of the Shareholders hereby irrevocably appoints the Shareholders’ Representative, the agent and attorney‑in‑fact of each of the Shareholders for the purposes of acting in the name and stead of such Shareholder in:  (a) receiving, holding, directing the distribution and distributing the Transaction Consideration and paying any associated costs and expenses of the transactions hereunder required to be paid by such Shareholder; (b) giving and receiving all notices permitted or required by this Agreement and acting on Shareholders’ behalf hereunder for all purposes specified herein; (c) delivering the certificates or instruments of transfer for the Shares endorsed or executed by Shareholders to the Purchaser at Closing and any and all assignments relating thereto; (d) agreeing with the Purchaser as to any final changes to this Agreement from the version that the Shareholders received and any amendments to this Agreement which the Shareholders’ Representative may deem necessary or advisable, including the extension of time in which to consummate the transactions contemplated by this Agreement, and the waiver of any closing conditions; (e) employing legal counsel; (f) paying any legal and any other fees and expenses incurred by the Shareholders’ Representative in consummating the transactions contemplated by this Agreement; (g) defending or settling claims arising under this Agreement or the Escrow Agreement; and (h) making, executing, acknowledging, and delivering all such contracts, orders, receipts, notices, requests, instructions, certificates, letters, and other writings, and in general doing all things and taking all actions which the Shareholders’ Representative, in its sole discretion, may consider necessary or proper in connection with or to carry out the terms of this Agreement, as fully as if such Shareholders were personally present and acting.  This power of attorney and all authority conferred hereby is granted and conferred subject to the interests of the other Parties to this Agreement, and in consideration of those interests and for the purpose of completing the transactions contemplated hereby, this power of attorney and all authority conferred hereby shall be irrevocable and shall not be terminated by Shareholders or by operation of Law, whether by the termination of the Shareholders’ Representative or by the occurrence of any other event.  If any Shareholder should die or become incompetent or incapacitated, or any other event should occur before the delivery of certificates or other instruments of transfer representing the Shares pursuant to this Agreement, such certificates and instruments shall be delivered by or on behalf of such Shareholder in accordance with the terms and conditions of this Agreement, and all actions taken by the Shareholders’ Representative pursuant to this Agreement shall be as valid as if such death, incompetence, or incapacity or other event had not occurred, regardless of whether the Purchaser or the Shareholders’ Representative, or any of them, shall have received notice of such death, incompetence, incapacity, or other event.  The Shareholders’ Representative will be promptly reimbursed by the Shareholders for all reasonable expenses, disbursements and advances incurred by the Shareholders’ Representative in such capacity upon demand.  The Shareholders jointly and severally agree to indemnify and hold harmless Shareholders’ Representatives for and from any loss, liability, expense, charge, damages, claims or other obligations it may incur as a result of its duties hereunder or any of its actions or inactions as such, except as may result from its willful misconduct or gross negligence.

10.7            Third Party Beneficiaries.  Except as provided in Article IX, this Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied will give or be construed to give to any Person, other than the Parties and such permitted assigns, any legal or equitable rights under this Agreement.

10.8             Release.  Effective as of the Closing, each Shareholder, on behalf of such Shareholder and such Shareholder’s Affiliates, hereby release and forever discharge the Company, and its directors, managers, officers, employees, agents and Affiliates of any of the foregoing, from any and all any rights, claims, demands, debts, Liabilities, costs, expenses, attorneys’ fees, obligations, promises, covenants, agreements, contracts, charges, suits, proceedings, actions, or causes of actions, of any kind, known or unknown, suspected or unsuspected, at Law or in equity, which any such Shareholder or any such Shareholder’s Affiliate now has, has ever had or may hereafter have against any such released party arising contemporaneously with or prior to the Closing or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing; provided, however, that without limiting the foregoing, nothing contained in this Section 10.8 shall operate to release any claim by the Shareholder arising out of or relating to this Agreement or any Ancillary Agreement.

10.9             Governing Law; Consent to Jurisdiction.  This Agreement will be governed by, and construed in accordance with, the Law of the State of Delaware without regard to the conflict of Laws rules of such state.  Each of the Parties hereby irrevocably consents and agrees that it shall bring any action, suit or proceeding with respect to any matter arising under or relating to this Agreement or any Ancillary Agreement or the subject matter hereof or thereof in the United States District Court for the District of Delaware (or if jurisdiction is not available in such court, then in a state court of the State of Delaware sitting in Wilmington, DE), unless such party, based on the good faith advice of its counsel, determines that any such court may not exercise or have jurisdiction over the other Party or such matter or that a judgment rendered by such court may not be enforceable in the jurisdiction of the organization of the other Party or a jurisdiction in which such other Party’s office(s) or assets are located.  Each of the Parties hereby irrevocably accepts and submits, for itself and in respect of its properties, to the jurisdiction of the United States District Court for the District of Delaware (or if jurisdiction is not available in such court, then in a state court of the State of Delaware sitting in Wilmington, DE), in personam, generally and unconditionally, with respect to any such action, suit or proceeding.  Each of the Parties hereby irrevocably consents to the service of process in any such action, suit or proceeding in any such court by the mailing of a copy thereof by registered or certified mail, postage prepaid, to such party at the address specified in Section 10.1 for notices to such Party.  In addition to or in lieu of any such service, service of process may also be made in any other manner permitted by applicable Law.  Each of the Parties hereby irrevocably and unconditionally waives any objection or defense which it may now or hereafter have to the laying of venue to any such action, suit or proceeding in the United States District Court for the District of Delaware (or if jurisdiction is not available in such court, then in a state court of the State of Delaware sitting in Wilmington, DE) and hereby irrevocably and unconditionally waives and agrees not to plead or claim that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

10.10           WAIVER OF JURY TRIAL.  EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE SUBJECT MATTER HEREOF OR THEREOF.  EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF SUCH PARTY.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL‑ENCOMPASSING OF ANY AND ALL DISPUTES THAT MIGHT BE FILED IN ANY COURT AND THAT MAY RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, INCLUDING ALL COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, MODIFICATIONS, SUPPLEMENTS OR RESTATEMENTS HEREOF.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.11          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement, and the execution of a counterpart of the signature page to this Agreement shall be deemed the execution of a counterpart of this Agreement.  The delivery of this Agreement may be made by facsimile or portable document format (pdf), and such signatures shall be treated as original signatures for all applicable purposes.

10.12          Headings.  The headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions of this Agreement.

10.13          Entire Agreement.  This Agreement and the Ancillary Agreements (including the Schedules, Exhibits, and Annexes hereto and thereto) constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and such Ancillary Agreements, and is a complete and final integration thereof.  This Agreement and the Ancillary Agreements (including the Schedules, Exhibits, and Annexes) supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement and such Ancillary Agreements, including the letter of intent dated September 19, 2013; provided that Section 12 of the LOI and the other provisions of the LOI as they relate to Section 12 thereof shall remain in full force and effect on their terms.

10.14          Confidentiality.  In consideration of the benefits of this Agreement to the Shareholders and in order to induce Purchaser to enter into this Agreement, the Shareholders hereby covenant and agree that from the date of this Agreement, through the Closing, and for a period of three (3) years after the Closing, the Shareholders and their Affiliates shall, and shall cause the Companies to, keep confidential and not disclose to any other Person any confidential information regarding the Companies.  The obligation of the Parties and their Affiliates under this Section 10.14 shall not apply to information which:  (a) is or becomes generally available to the public without breach of the commitment provided for in this Section 10.14; or (b) is required to be disclosed by Law, order or regulation of a court or tribunal or government authority; provided, however, that in any such case, the Party require to disclose such information shall notify Purchaser as early as reasonably practicable prior to disclosure to allow Purchaser to take appropriate measures to preserve the confidentiality of such information.  Notwithstanding the forgoing, each party and their respective employees, representatives and agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated herein and all materials of any kind (including opinions and other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure.  The authorization to disclose set forth in this section does not apply to the extent non‑disclosure is necessary to comply with securities Laws, and does not extend to disclosure of any other information, including:  (i) any portion of any materials to the extent not related to the tax treatment or tax structure of the transactions contemplated herein, (ii) the identities of participants or potential participants in the transactions contemplated herein, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the transactions contemplated herein), or (v) any other term or detail not relevant to the tax treatment or tax structure of the transactions contemplated herein.  The Party that discloses such information to any required Persons shall be responsible for any breach by those Persons of the terms in this Section 10.14.

10.15          Severability.  If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision and such invalid, illegal or unenforceable provision will be reformed, construed and enforced as if such provision had never been contained herein and there had been contained in this Agreement instead such valid, legal and enforceable provisions as would most nearly accomplish the intent and purpose of such invalid, illegal or unenforceable provision.

10.16          Press Release and Announcements.  Unless required by Law (in which case each Party agrees to consult with the other Parties prior to any such disclosure as to the form and content of such disclosure), no press releases or other releases of information related to this Agreement or the transactions contemplated hereby will be issued or released without the consent of the Purchaser and the Shareholders’ Representative.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

The Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PURCHASER:		COMPANIES:

CONTINENTAL COMMERCIAL PRODUCTS, LLC		FTW HOLDINGS, INC.

By:
By:		Name:
	Name:	Its:
Its:

MAJORITY SHAREHOLDERS:		FORT WAYNE PLASTICS, INC.

DELANO INTERNATIONAL, INC.

By:		By:
	Name:	Name:
	Its:	Its:

LUSITANA FINANCE S.A.

By:
Name:
Its:

[Signature Page 1 to Stock Purchase Agreement]

ANNEX I

DEFINITIONS

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings when used herein with initial capital letters:

“Accounting Referee”:  as set forth in Section 2.5.3.

“Accounts Payable”:  all accounts payable arising out of the Business.

 “Accounts Receivable”:  all accounts receivable, including trade and miscellaneous accounts receivable, arising out of the Business.

“Affiliate”:  with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person.  For the purposes of this definition, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement”:  as set forth in the introductory paragraph.

“Ancillary Agreements”:  shall mean this Agreement, the Restrictive Covenants Agreement, the Escrow Agreement, and the other documents, instruments and agreements to be entered into pursuant hereto and thereto.

“Applied Amount”:  as set forth in Section 7.2.5.

“Assumed Liabilities”:  as set forth in Section 9.3.1.

“Balance Sheet”:  the consolidated balance sheet of the Companies, as of the Balance Sheet Date, included in the Company’s Financial Statements.

“Balance Sheet Date”:  December 31, 2013.

“Basket”:  as set forth in Section 9.2.3(b).

“Business”:  the business of manufacturing, marketing and selling molded plastic components and low pressure, multi‑nozzle structural plastic and gas assist solutions each as currently conducted by the Companies.

“Business Day”:  any day other than a Saturday or Sunday or a day on which the Federal Reserve Bank of New York is closed.

“Cap”:  as set forth in Section 9.2.3(c).

“Capital Lease Obligations”:  with respect to any Person, for any applicable period, the obligations of such Person that are permitted or required to be classified and accounted for as capital obligations under GAAP, and the amount of such obligations at any date will be the capitalized amount of such obligations at such date determined in accordance with GAAP.

“CERCLA”:  the Federal Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C.  § 9601 et seq.

“Close Shareholder” means Lusitana Finance S.A. and Delano International, Inc. (and their Affiliate, Felix Gaehwiler), Peter Wirstrom Profit Sharing Trust (and its Affiliate, Peter Wirstrom), Markus Isenrich, Robb Robertson and Six Forks Associates I, LLC.

“Closing”:  as set forth in Section 2.2.

“Closing Certificate”:  as set forth in Section 2.3.

“Closing Date”:  as set forth in Section 2.2.

“Closing Cash”:  the cash (net of outstanding checks) of the Companies as of the Closing, as reflected on the Final Adjustment Statement.

“Closing Indebtedness”:  any Indebtedness of the Companies as of the Closing that is not satisfied by the Closing Indebtedness Payments, as reflected on the Final Adjustment Statement.

“Closing Indebtedness Payments”:  as set forth in Section 2.4(b).

“Closing Payments”:  as set forth in Section 2.4.

“Closing Working Capital”:  the Working Capital of the Companies as of the Closing, as reflected on the Final Adjustment Statement.

“Code”:  the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

“Common Stock”:  as set forth in Section 3.4.1.

“Companies”:  as set forth in the introductory paragraph.

“Company Licensed Intellectual Property”:  as set forth in Section 3.17.1.

“Company Owned Intellectual Property”:  as set forth in Section 3.17.1.

“Company Real Property”:  any real property and improvements at any time owned, leased, used, operated, or occupied (whether for storage, disposal, or otherwise) by the Companies.

“Company Securities”:  as set forth in Section 3.4.1.

“Consolidated”:  the Companies on a consolidated basis in accordance with GAAP, after eliminating all intercompany items.

“Contracts”:  contracts, leases and subleases, franchises, agreements, licenses, arrangements, commitments, letters of intent, memoranda of understanding, promises, obligations, rights, instruments, documents, indentures, mortgages, security interests, guarantees, and other similar arrangements whether written

“Damages”:  any and all debts, losses (including diminution in value), claims, damages, costs, fines, judgments, awards, penalties, interest, obligations, payments, settlements, suits, demands, expenses and liabilities of every type and nature, together with all reasonable costs and expenses (including reasonable attorneys’ and other legal fees and out‑of‑pocket expenses) actually incurred in connection with any of the foregoing and including the reasonable cost of the investigation, preparation or defense of any action in connection therewith, and the assertion of any claims under this Agreement.

“Direct Claim”:  as set forth in Section 9.4.2.

“Environmental Claim”:  any claim; litigation; demand; action; cause of action; suit; loss; cost, including attorneys’ fees, and expert’s fees; Damages; punitive damage charged by a Governmental Authority, fine, penalty, expense, liability, criminal liability, strict liability, judgment, governmental or private investigation and testing; notification of potential responsibility for clean‑up of any facility or for being in violation or in potential violation of any requirement of Environmental Law; proceeding; consent or administrative order, agreement, or decree; Lien; personal injury or death of any Person; or property damage, whether threatened, sought, brought, or imposed, that is related to or that seeks to recover Damages related to, or seeks to impose liability under Environmental Law, including for:  (a) improper use or treatment of wetlands, pinelands, or other protected land or wildlife; (b) radioactive materials (including naturally occurring radioactive materials); (c) pollution, contamination, preservation, protection, decontamination, remediation, or clean‑up of the indoor or ambient air, surface water, groundwater, soil or protected lands; (d) exposure of Persons or property to any Hazardous Substances and the effects thereof; (e) the release or threatened release (into the indoor or outdoor environment), generation, manufacture, processing, distribution in commerce, use, application, transfer, transportation, treatment, storage, disposal, or remediation of a Hazardous Substance; (f) injury to, death of, or threat to the health or safety of any Person or Persons caused directly or indirectly by any Hazardous Substance; (g) destruction of property or injury to persons caused directly or indirectly by any Hazardous Substance or the release or threatened release of any Hazardous Substance to any property (whether real or personal); (h) the implementation of spill prevention and/or disaster plans relating to any Hazardous Substance; (i) failure to comply with community right‑to‑know and other disclosure Laws; or (j) maintaining, disclosing, or reporting information to Governmental Authorities or any other third Person under, or complying or failing to comply with, any Environmental Law.  The term “Environmental Claim” also includes any Damages incurred in testing related to or resulting from any of the foregoing.

“Environmental Condition”:  a condition with respect to the environment or natural resources that has resulted or could reasonably be expected to result in an Environmental Claim or Damages to the Companies under applicable Environmental Laws.

“Environmental Law”:  all applicable Laws, Environmental Permits, and similar items of any Governmental Authority relating to the protection or preservation of the environment, natural resources or human health or safety, including:  (a) all requirements pertaining to any obligation or liability for reporting, management, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of a Hazardous Substance; (b) all requirements pertaining to the protection of the health and safety of employees or other Persons; and (c) all other limitations, restrictions, conditions, standards, prohibitions, obligations, and timetables contained therein or in any notice or demand letter issued, entered, promulgated, or approved thereunder.  The term “Environmental Law” includes (i) CERCLA, the Federal Water Pollution Control Act (which includes the Federal Clean Water Act), the Federal Clean Air Act, the Federal Solid Waste Disposal Act (which includes the Resource Conservation and Recovery Act), the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and OSHA, each as amended from time to time, any regulations promulgated pursuant thereto, and any state or local counterparts and (ii) any common Law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass, strict liability, contribution and indemnification) that may impose liability or obligations for injuries or Damages due to, or threatened as a result of, the presence of, effects of, or exposure to any Hazardous Substance.

“Environmental Permits”:  all Permits relating to or required by Environmental Laws and necessary for or held in connection with the conduct of the Business.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate”:  any Person that would be considered a single employer within the meaning of Section 4001 of ERISA or Section 414 of the Code.

“Escrow Account”:  the separate account maintained by the Escrow Agent to hold the Escrow Amount pursuant to the terms of the Escrow Agreement.

“Escrow Agent”:   BNY Mellon, National Association.

“Escrow Amount”:  $1,500,000.

“Escrow Agreement”:  the Escrow Agreement, to be dated as of the Closing Date, substantially in the form of Exhibit A attached hereto.

“Estimated Closing Cash”:  as set forth in Section 2.3.

“Estimated Closing Indebtedness”:  as set forth in Section 2.3.

“Estimated Closing Working Capital”:  as set forth in Section 2.3.

“Estimated Transaction Consideration”:  as set forth in Section 2.3.

“Exchange Act”:  the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exit Bonuses” means the exit bonuses to be paid to certain current and former management employees upon consummation of the transactions contemplated by this Agreement in lieu of other bonuses that may be paid for 2014, as further described on Schedule 3.21.2.

“Final Adjustment Statement”:  as set forth in Section 2.5.4.

 “Financial Statements”:  the audited Consolidated balance sheets of the Companies as of December 31, 2012 and December 31, 2011, together with the related Consolidated statements of income and cash flow for the periods then ended, and the unaudited Consolidated Balance Sheet, together with the related unaudited Consolidated statements of income and cash flow for the period ending on the Balance Sheet Date, all of which have been delivered to Purchaser.

“FTW Holdings”:  as set forth in the introductory paragraph.

“FTW Holdings Common Stock”:  as set forth in Section 3.4.1.

“Fundamental Reps:  as set forth in Section 9.1.

“FWP”:  as set forth in the introductory paragraph.

“FWP Common Stock”:  as set forth in Section 3.4.1.

“GAAP”:  generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis.

“Governmental Authority”:  any federal, state, county, city, municipal, or other local or foreign government or any subdivision, authority, commission, board, bureau, court, administrative panel, or other instrumentality thereof.

“Guarantee”:  of or by any Person (the “guaranteeing person”), means, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guaranteeing person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take‑or‑pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of the guaranteeing person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by the guaranteeing person.

“Hazardous Substance” has the meaning set forth in CERCLA.

“Indebtedness”:  with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, whether short‑term or long‑term, and whether secured or unsecured, or with respect to deposits or advances of any kind (other than deposits and advances of any Person relating to the purchase of products or services of the Companies in the Ordinary Course), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the Ordinary Course), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than current trade payables incurred in the Ordinary Course), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, but excluding operating leases, (i) all net payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding interest rate protection agreements, foreign currency exchange arrangements or other interest or exchange rate hedging arrangements, (j) all obligations including reimbursement obligations of such Person in respect of letters of credit, fidelity bonds, surety bonds, performance bonds and bankers’ acceptances, (l) obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, (m) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such Indebtedness or Guarantee and (n) any other obligation that in accordance with GAAP is required to be reflected as debt on the balance sheet of such Person (other than trade payables and current accruals incurred in the Ordinary Course).  The Indebtedness of any Person will include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

“Indemnified Party”:  as set forth in Section 9.4.1.

“Indemnifying Party”:  as set forth in Section 9.4.1.

“Indemnity Tax Matter”:  as set forth in Section 7.2.

“Intellectual Property Right”:  all trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade dress, copyrights, works of authorship, inventions (whether patentable or not), invention disclosures, industrial models, industrial designs, utility models, certificates of invention, designs, emblems and logos, trade secrets, manufacturing formulae, technical information, patents, patent applications, moral rights, mask work registrations, franchises, franchise rights, customer and supplier lists, and related identifying information together with the goodwill associated therewith, product formulae, product designs, product packaging, business and product names, slogans, rights of publicity, improvements, processes, specifications, technology, methodologies, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, as each of the foregoing rights may arise anywhere in the world, and all related technical information, manufacturing, engineering and technical drawings, know‑how, and all pending applications and registrations of patents, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files, and other media on which any of the foregoing is stored, and other proprietary rights, in the case of each of the foregoing which is owned by the Companies or used or held for use by such Person in connection with its respective business.

“Interested Transaction Agreements”:   shall mean (i) that certain Subscription and Stockholder Agreement between the Company and certain of its stockholders dated December 11, 1997 and (ii) that certain Consulting Agreement with TRIM LBO Investments Ltd., dated January 1, 2011.

“IRS”:  the Internal Revenue Service.

“Knowledge Persons” shall mean (a) all officers and directors of all Companies and (b) to the extent not included in (a), Rick James, Rob Robertson and John Young.

“Law”:  any federal, state, county, city, municipal, foreign, or other governmental statute, law, rule, regulation, ordinance, order, code, treaty or requirement (including pursuant to any settlement agreement or consent decree) and any Permit granted under any of the foregoing, or any requirement under the common Law, or any other pronouncement having the effect of Law of any Governmental Authority, in each case as in effect as of the Closing Date.

“Leased Real Property”:  as set forth in Section 3.14.1.

“Liabilities”:  as set forth in Section 3.6.

“Lien”:  with respect to any property or asset, any mortgage, deed of trust, lien, pledge, hypothecation, assignment, charge, option, preemptive purchase right, easement, encumbrance, security interest, or other adverse claim of any kind in respect of such property or asset.  For purposes of this Agreement, a Person will be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or a lessor under any conditional sale agreement, capital lease, or other title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property or asset.

“Majority Shareholders” shall mean Lusitana Finance S.A.  and Delano International, Inc.

“Material Adverse Effect”:  any change or effect that is materially adverse to (a) the Business, assets, liabilities, condition (financial and other) or results of operations of the Companies, taken as a whole, or (b) the ability of any of the Shareholders to timely perform their respective obligations under this Agreement or the Ancillary Agreements; but excluding (x) changes in general economic, regulatory, financial or political conditions, (y) changes affecting the Company’s industry generally or (z) changes in Law.

“Material Contract”:  as set forth in Section 3.10.2.

“Ordinary Course”:  with respect to an action taken by any Person, an action that (a) is consistent in nature, scope and magnitude with the past practices of such Person, as adjusted from time to time to reflect actual conditions, and (b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature.

“Order”:  any writ, judgment, injunction, order, or decree (including any consent decree) that is issued, promulgated or entered by or with a Governmental Authority, in each case whether preliminary or final.

“OSHA”:  the Federal Occupational Safety and Health Act of 1970, as amended from time to time.

“Organizational Documents” means the certificate of incorporation, memorandum and articles, bylaws, and all other governing documents of an entity, as applicable, in each case as amended.

“Parties”:  as set forth in the introductory paragraph.

“Pay‑Off Letters”:  as set forth in Section 2.4.(b).

“Permit” shall mean all approvals, agreements, authorizations, permits, licenses, easements, orders, certificates, registrations, franchises, qualifications, rulings, waivers, variances or other form of permission, consent, exemption or authority issued, granted, given or otherwise made available by or under the authority of any Governmental Authority.

“Permitted Liens”:  (a) Liens for Taxes, assessments or other similar governmental charges that are not yet due or that are being contested in good faith by appropriate proceedings and that are fully and properly reserved for in the Balance Sheet; (b) any mechanics’, workmen’s, repairmen’s and other similar Liens arising or incurred in the Ordinary Course in respect of obligations that are not overdue and that are fully and properly reserved for in the Balance Sheet; or (c) Liens affecting the Company Real Property arising from easements, easement agreements, rights‑of‑way, restrictions, or minor title defects (whether or not recorded) that arise in the Ordinary Course and that do not detract materially from the value of the property subject thereto or materially impair the use of the property subject thereto; (d) Liens encumbering Leased Real Property (other than Liens based on actions or inactions of the Companies); (e) Liens relating to any equipment leases and (f) Liens set forth on Schedule 2.4.1(b).

“Person”:  an individual, a corporation, a partnership, a limited liability company, an association, a trust, a joint stock company, a joint venture, an unincorporated organization, any Governmental Authority, or other entity or organization.

“Plans”:  as set forth in Section 3.19.1.

“Policies”:  as set forth in Section 3.11.

 “Post‑Closing Tax Period”:  as set forth in Section 7.4.

“Pre‑Closing Period”:  as set forth in Section 7.1.1.

“Pre‑Closing Tax Liabilities”:  as set forth in Section 7.5.

“Pre‑Closing Tax Period”:  as set forth in Section 7.4.

“Preliminary Adjustment Statement”:  as set forth in Section 2.5.1.

“Products”:  as set forth in Section 3.29.

“Purchaser”:  as set forth in the introductory paragraph.

“Purchaser Indemnified Parties”:  as set forth in Section 9.2.1.

“Representatives”:  means, with respect to any Person, the officers, directors, employees, agents, accountants, advisors, bankers and other representatives of such Person.

“Restrictive Covenants Agreement”:  as set forth in Section 8.1.14.

“Securities Act”:  the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses”:  all of the fees and expenses incurred by or on behalf of the Companies or the Shareholders in connection with the transactions contemplated by this Agreement or relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated by this Agreement, including (a) all brokers’, finders’ fees or management fees, including the management fee and transaction fee payable to TRIM LBO Investments, Ltd., (b) Exit Bonuses, and (c) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, and auditors and experts.

“Shareholder Indemnified Parties”:  as set forth in Section 9.3.1.

“Shareholders”:  as set forth in the introductory paragraph.

“Shareholders’ Representative”:  as set forth in Section 10.5.1.

“Shareholders’ Straddle Period Allocation”:  as set forth in Section 7.1.2.

“Shares”:  as set forth in Recital B.

“Straddle Periods”:  as set forth in Section 7.1.2.

“Subsidiary”:  with respect to any Person, (a) any corporation, of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) any limited liability company, partnership, association, or other business entity, of which a majority of the partnership, membership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes of this definition, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity if such Person or Persons will be allocated more than 50% of the limited liability company, partnership, association, or other business entity gains or losses, or is or controls the managing member or general partner of such limited liability company, partnership, association, or other business entity.

“Survival Date”:  as set forth in Section 9.2.2.

“Tax”:  (a) any net income, alternative or add‑on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, margins, transfer, franchise, profits, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, or windfall profit tax, withholding on amounts paid to or by the Companies, or any of their respective Affiliates, custom, duty, or other tax, escheat of unclaimed funds or property, governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax, or additional amount imposed by any Governmental Authority, (b) any liability of the Companies, or any of their respective Affiliates for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined, or unitary group, or being a party to any agreement or arrangement whereby liability of the Companies, or any of their respective Affiliates for payment of such amounts was determined or taken into account with reference to the liability of any other Person, and (c) any liability of the Companies, or any of their respective Affiliates for the payment of any amounts as a result of being a party to any Tax Sharing Agreements or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.

“Tax Returns”:  all returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information, or any amendment thereto) filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment or collection of any Taxes of any party or the administration, implementation, or enforcement of or compliance with any Laws relating to any Taxes.

“Tax Sharing Agreements”:  all existing Tax sharing agreements or arrangements (whether oral or written) binding the Companies or any of their Affiliates.

“Third Party Claim”:  any claim, demand, action, suit, or proceeding made or brought by any Person who or that is not a party to this Agreement.

“Transaction Consideration”:  an amount equal to:  (a) Eleven Million Five Hundred Thousand Dollars ($11,500,000); (b) plus the amount of Closing Cash (c) minus an amount equal to any Closing Indebtedness to the extent not paid by the Company with available cash on or prior to Closing; and (d) plus the amount, if any, by which the Closing Working Capital exceeds the Working Capital Target, or minus the amount, if any, by which the Working Capital Target exceeds the Closing Working Capital, after giving effect to the Estimated Working Capital Adjustment made at the Closing.

“Working Capital”:  means accounts receivable (less allowance for doubtful accounts and known credit memos), plus inventory (less any inventory reserves, including but not limited to obsolescence, defined as inventory with no movement for at least 18 months, and lower of cost or market), plus prepaids (excluding any prepaids that do not offset future cash payment, but including prepaids related to project startups not in excess of $70,000 in aggregate, but excluding future tax receivables, intangible financing costs and deferred tax assets, less accounts payable (including any unvouchered payables), less accrued expenses and any other current liabilities requiring future cash payments (including future tax liabilities but excluding any bank debt, mortgages or loans, and excluding general unspecified warranty reserve), calculated in the manner set forth on Schedule 2.3, with the adjustments set forth on Schedule 2.3.  For the purpose of clarity, cash, transaction-related assets and liabilities, and deferred tax assets and liabilities shall be excluded in this definition of Working Capital.

“Working Capital Adjustment” means the amount by which the Closing Working Capital is greater than or less than the Working Capital Target, after giving effect to the Estimated Working Capital Adjustment.

“Working Capital Target”:  $2,226,463.

ANNEX II

SHAREHOLDERS

Name	Number of Class A Shares	Number of Class B Shares

Hanny and Markus Isenrich	6.3488

Christopher Norgaard	0.6060

Christopher Norgaard Profit Share Trust	0.6349

Marc Wirstrom	0.4328	0.0482

Robert Wirstrom	0.4328	0.0482

Peter Wirstrom Revocable Trust	15.5833	50.3822

Frederick Noland Norgaard	0.2020

Vincent DiBenigno	0.0188

Steven Rinehart	0.0038

Phil Swihart	0.0094

Burl White	0.0015

Jim Bearrows	0.0075

Lusitana Finance S.A.	148.9073	208.7559

Delano International, Inc.	1,157.2364

Robb Robertson	37.5940

Six Forks Associates I, LLC		203.0239

TOTALS:	1368.0193	462.2584

II-1

ANNEX III

NOTICES

To the Purchaser:

Continental Commercial Products, LLC
305 Rock Industrial Park Drive
Bridgeton, MO 63044
Fax:  (314) 656‑4398
Attention:  Brian Nichols
Email:  bnichols@contico.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)
One Atlantic Center, Suite 2800
1201 West Peachtree Street
Atlanta, GA 30309‑3450
Fax:  (404) 682‑7990
Attention:  Joseph B. Alexander, Jr., Esq.
Email:  joe.alexander@dlapiper.com

To the Shareholders’ Representative:

Felix Gaehwiler
c/o FROMER
Advokatur und Notariat
St. Jakobs‑Strasse 7
CH‑4002 Basel
Switzerland
Fax:  +41 61 272 71 35
E‑mail:  felix.gaehwiler@fromer‑law.com

with a copies (which shall not constitute notice) to:

Ferro Management Group, Inc.
185 Wind Chime Court, Suite 201
Raleigh, North Carolina 27615
Attention:  Markus Isenrich
Fax: (919) 676-0630
Email:  isenrich@ferromg.com
and

Levett Rockwood P.C.
33 Riverside Avenue
Westport, Connecticut 06880
Attn:  Debra R. Cardinali, Esq.
Fax:  (203) 226‑8025
E‑mail:  dcardinali@levettrockwood.com

III-1